                                                                     EXHIBIT 99C

               _________________________________________________________________

               COMPLETE APPRAISAL OF REAL PROPERTY

               PARTES TELEVISION DE REYNOSA, S.A. DE C.V.
               An Industrial Manufacturing/Warehouse Facility
               Matamoros y Brecha E-99
               Parque Industrial Reynosa
               APDO, Postal Number 178
               Reynosa, Tamaulipas, Mexico

               C & W Appraisal File No. 98-90843

               _________________________________________________________________

               IN A COMPLETE FORMAT

               As of May 28, 1998


               Prepared For:

               PPM FINANCE, INC.
               Attention: Ms. Barbara Buck
               Suite 1200
               225 West Wacker Drive
               Chicago, Illinois 60025
               and
               ZENITH ELECTRONICS CORPORATION
               Attention: Ms. Beverly Wyckoff
               1000 Milwaukee Avenue
               Glenview, Illinois 60025

               Prepared By:

               CUSHMAN & WAKEFIELD OF ARIZONA, INC.
               Valuation & Consulting Services
               Suite 300
               1850 North Central Avenue
               Phoenix, Arizona 85004-4540

               [LETTERHEAD OF CUSHMAN & WAKEFIELD APPEARS HERE]

June 12, 1998


PPM FINANCE, INC.
Attention: Ms. Barbara Buck
Suite 1200
225 West Wacker Drive
Chicago, Illinois 60025
and
ZENITH ELECTRONICS CORPORATION
Attention: Ms. Beverly Wyckoff
1000 Milwaukee Avenue
Glenview, Illinois 60025

Re: Complete Appraisal of Real Property
    Partes Television de Reynosa, S.A. de C.V.
    An Industrial Manufacturing/Warehouse Facility
    Matamoros y Brecha E-99
    Parque Industrial Reynosa
    APDO, Postal Number 178
    Reynosa, Tamaulipas, Mexico

Dear Ms. Buck and Ms. Wyckoff:

    In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Arizona, Inc., is pleased to transmit our report estimating the market value of the fee simple interest in the subject property as is.

    As specified in the Letter of Engagement, the value opinion reported is qualified by certain assumptions, limiting conditions, certifications and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

    This report was prepared for the client, and it is intended only for the specified use of the client. It may not be distributed to, or relied upon by, other persons or entities without written permission of Cushman & Wakefield of Arizona, Inc.

    The subject consists of seven industrial buildings occupied by a single tenant, encompassing 1,200,000 square feet, situated on seven building sites totaling approximately 91.05 acres. The facility is utilized by a subsidiary of Zenith for the manufacturing and warehousing of televisions. The improvements were constructed between approximately 1980 and 1984 and are in average condition, with no major deferred maintenance noted. Only Plant

               [LETTERHEAD OF CUSHMAN & WAKEFIELD APPEARS HERE]

Ms. Buck and Ms. Wyckoff
June 12, 1998
Page 2

No. 70 is not considered functional and its building area was excluded from this analysis. This was confirmed appropriate by the Plant Manager. Because of the site size, placement of the miscellaneous building improvements on the various industrial sites, and difficulty in allocating the land area to the specific building sites, the Cost Approach will consider the value of the 91.05 acre site in total. However, within the Sales Comparison and Income approaches, we initially considered the individual values of the buildings, then totaled these values to reflect the market value of the total subject property, which is the focus of this assignment. This analysis was conducted due to the subject's highest and best use reflecting a six tenant or six building owner conclusion, rather than the single tenant occupancy which currently exists.

     Michael L. Miller, MAI inspected the subject property and prepared the report. As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the manufacturing facility, subject to the assumptions, limiting conditions, certifications and definitions, as of May 28, 1998, is:

                              FEE SIMPLE INTEREST
                              -------------------

            THIRTY-FOUR MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS
                                  $34,950,000

     At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. This estimate of liquidation value, as of the date of appraisal and assuming a six month sale period, is:

                               LIQUIDATION VALUE
                               -----------------

            THIRTY-ONE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS
                                  $31,850,000

     This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addendum.


Respectfully submitted,

CUSHMAN & WAKEFIELD OF ARIZONA, INC.



Michael L. Miller, MAI
Director
Valuation Advisory Services

                                     SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

PROPERTY NAME:                     Partes Television de Reynosa, S.A. de C.V.

LOCATION:                          Carretera A, Parque Industrial Reynosa, APDO,
                                   Postal Number 178
                                   Reynosa, Tamaulipas, Mexico

INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 28, 1998

DATE OF INSPECTION:                May 28, 1998

OWNERSHIP:                         Zenith

LAND AREA:                         91.05 acres, or 3,966,186 square feet

ZONING:                            Industrial (assembly non-contaminants)

HIGHEST AND BEST USE
     If Vacant:                    Industrial development

     As Improved:                  Continued single-tenant industrial use

IMPROVEMENTS
     Type:                         Six single-tenant industrial manufacturing
                                   and warehouse buildings
     Year Built:                   1980 to 1985 (according to legal recordings)
     Type of Construction:         Tilt wall and masonry block with roof truss
                                   system
     Gross Building Area:          1,200,000 square feet
     Condition:                    Average

     VALUE INDICATORS
      MARKET VALUE
       Cost Approach:              $34,930,000
        Land Value:                $ 5,160,000
       Sales Comparison Approach:  $34,930,000
       Income Approach:            $35,100,000

                                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------
VALUE CONCLUSION
    Fee Simple (Market Value):               $34,950,000
    Liquidation Value:                       $31,850,000

ESTIMATED MARKETING TIME:
    Fee Simple (Market Value):               12 to 18 months
    Liquidation Value:                       Less than 6 months

                                                            TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE
SUMMARY OF SALIENT FACTS AND CONCLUSIONS
INTRODUCTION   .............................................................   1
     Identification of Property ............................................   1
     Property Ownership and Recent History .................................   1
     Purpose and Function of the Appraisal .................................   1
     Scope of the Appraisal ................................................   1
     Date of Value and Property Inspection .................................   2
     Property Rights Appraised .............................................   2
     Definitions of Value, Interest Appraised, and Other Pertinent Terms ...   2
     Legal Description .....................................................   3
     Personal Property .....................................................   3
     Reporting Guidelines ..................................................   3
     Marketing Time ........................................................   3

REGIONAL ANALYSIS ..........................................................   4
MAQUILADORA ANALYSIS .......................................................  12
MAQUILADORA INDUSTRY .......................................................  21
INDUSTRIAL MARKET ANALYSIS .................................................  15
NEIGHBORHOOD ANALYSIS ......................................................  34

PROPERTY DESCRIPTION .......................................................  36
     Site Description ......................................................  36
     Improvements Description ..............................................  37

ZONING .....................................................................  41
REAL ESTATE ASSESSMENTS AND TAXES ..........................................  42

HIGHEST AND BEST USE .......................................................  43
VALUATION METHODOLOGY ......................................................  46

COST APPROACH ..............................................................  47
SALES COMPARISON APPROACH ..................................................  56
INCOME APPROACH ............................................................  63

RECONCILIATION AND FINAL VALUE ESTIMATE ....................................  67
ASSUMPTIONS AND LIMITING CONDITIONS ........................................  69
CERTIFICATION OF APPRAISAL .................................................  71

ADDENDA ....................................................................  72

Subject Photographs
Legal Description
Building Plans
Qualifications of Appraiser

                                                            [STAMP APPEARS HERE]

                                                                 INTRODUCTION
--------------------------------------------------------------------------------


IDENTIFICATION OF PROPERTY

     The subject property is known as the Partes Television de Reynosa, S.A. de C.V., a subsidiary of Zenith. The improvements consist of six industrial manufacturing/warehouse buildings totaling 1,200,000 square feet of gross building area. The site consists of 10 parcels of land assembled to form six building sites which encompasses 91.05 acres of land. The physical address is Carretera A, Parque Industrial Reynosa, APDO, Postal Number 178, in the city of Reynosa, state of Tamaulipas, Mexico.

     The subject property is situated within an established industrial park in the southeast quadrant of the city of Reynosa. The subject has immediate access to Reynosa - Matamoros Highway, a major thoroughfare in the city. The neighborhood is predominantly industrial with residential interspersed outside of the industrial park boundaries.

PROPERTY OWNERSHIP AND RECENT HISTORY

     The subject site was acquired by the current owners from 1980 to 1985 and subsequently constructed the building improvements. Minor interior remodeling has periodically occurred as demands on manufacturing have changed. No prior sales, listings, or offers are known to have occurred in the last three years.

PURPOSE AND FUNCTION OF THE APPRAISAL

     The purpose of the appraisal is to provide an estimate of the market value of the fee simple interest in the subject property as is. At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. It is our understanding the appraisal will be utilized to assist in making management decisions relative to financing.

SCOPE OF THE APPRAISAL

     In the process of preparing this appraisal, we:

 .    Inspected the building and site improvements with the production manager.
 .    Drove every major street in the community and inspected all large commercial, industrial and office facilities and all industrial parks within the community.
 .    Conducted market research and analysis regarding the socio-economic makeup of the country and the specific community where the subject is located.
 .    Prepared specific interviews and reviewed business and industrial overviews prepared by Cushman & Wakefield of Mexico, Northern Mexico's regional economic centers, real estate brokers, and industrial developers in order to prepare a comprehensive overview of the maquiladora market.
 .    Conducted market research and analysis of occupancies, asking rents, concessions, and operating expenses at competing properties. This included phone conversation with industrial park managers, the individual maquiladora production managers, area real estate brokers in the U.S. and throughout Mexico. Further, we reviewed publications put out by the State, the local economic development council and the U.S. sister city.


--------------------------------------------------------------------------------
                                      -1-

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

     .    Conducted market inquiries into recent sales of similar properties to ascertain sales prices per square foot and capitalization rates. This included reviewing all potential commercial and industrial transactions in the community, a regional search in the City, State and a national search of potential leases and sales

 .    Reviewed specific construction costs of projects recently completed, under construction and proposed in order to substantiate a replacement cost estimate. A land value estimate through a comparison of recent land sales was conducted and after depreciation, used to derive a value via the Cost Approach.

DATE OF VALUE AND PROPERTY INSPECTION

     The date of value is May 28, 1998, the same as the date of inspection.

PROPERTY RIGHTS APPRAISED

     Fee simple estate and liquidation value based on a six month marketing period.

DEFINITION OF MARKET VALUE

     The definition of market value taken from the Uniform Standards of Professional Appraisal Practice, 1994 Edition, published by The Appraisal Foundation, is as follows:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby:

     (1)  Buyer and seller are typically motivated;
     (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;
     (3)  A reasonable time is allowed for exposure in the open market;
     (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
     (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

          EXPOSURE TIME
          Under paragraph 3 of the Definition of Market Value, the value estimate presumes that a reasonable time is allowed for exposure in the open market. Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

-------------------------------------------------------------------------------
                                      -2-

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

               The following definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by The American Institute of Real Estate Appraisers (now known as The Appraisal Institute), are as follows:

          FEE SIMPLE ESTATE
          Absolute ownership unencumbered by other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

          MARKET RENT
          The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

          CASH EQUIVALENT
          A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

          MARKET VALUE AS IS ON APPRAISAL DATE
          The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

LEGAL DESCRIPTION

     A legal description is found the Addenda.

PERSONAL PROPERTY

     There is no noted personal property associated with the operations of the subject property that would require value consideration in the analysis of the real estate.

REPORTING GUIDELINES

     Throughout this report, all figures will be reported in United States (US) dollars, unless specifically specified as pesos. All sizes will also be reported in square footage or in acres.

MARKETING TIME

     Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal, while the previously note exposure time is presumed to precede the effective date of the appraisal.)

     The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time, and it is not intended to be a prediction of a date of sale.

--------------------------------------------------------------------------------

                                                                INTRODUCTION
--------------------------------------------------------------------------------

     Our estimate of an appropiate marketing time for the subject relates to a sale of the property in its as-is condition. Based on our assessment of the local real estate market and economic forces in general coupled with discussions with local and regional brokers and buyers/sellers of industrial projects similar to the subject, we have concluded that the probable marketing period for the subject property in today's environment would 12 to 18 months.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     Since real estate is an immobile asset, economic trends affecting its locational quality in relation to other competing properties within its market area will also have a direct effect on its value as an investment. To accurately reflect such influences, it is necessary to examine the past and probable future trends that may affect the economic structure of the market area and evaluate the impact on the market potential of the subject.

REGIONAL AND LOCAL INFLUENCES

     Mexico is a country struggling to modernize its infrastructure and reform its political system. Although changes have been made, the process has been slow. The joining of GATT known today as the World Trade Organization (WTO) in 1987 began the process of Mexico joining the free world. The signing of the North American Free Agreement (NAFTA) in 1994 set in motion the reduction of tariffs between Mexico and the United States. Since then Mexico has signed several free trade agreements in Central and South America. The involvement of other political parties besides the Partido Revolucionario Institucional (PRI) in the governing of Mexico has created greater participation by the people. However, problems persist in the southern states, such as Chiapas, where the indigenous people continue to demand a voice in the political process.

     Since the devaluation of the peso in 1994, Mexico has been attempting to create stability in the financial markets. Over the last 20 years Mexico has devalued its currency every six years. The massive $52 billion financial aid package the United States and the International Monetary Fund loaned Mexico in 1995 created greater restrictions on the country's federal reserve bank. Since then the pesos has floated freely. In order for Mexico to succeed, the corruption must be uprooted and the judicial system reformed. Nevertheless, Mexico's close proximity to the United States, its young, inexpensive labor force and natural resources creates a great opportunity in tourism and manufacturing that still have not been met.

ECONOMY

     Latin American countries, especially those considered mature emerging markets, held a profitable position during 1997. The Wall Street Journal classified Latin America as the zone which generates the world's highest profits, with Mexico categorized as a mature emergent market. By the close of 1997, almost $12 billion in international investments occurred in all of Mexico, establishing the country as the third most popular country for foreign investment. The GNP grew by 7.3 percent versus the government's 5.2 percent projection. The inflation rate was 15.72 percent.

     Mexico is the largest Spanish speaking country in the world. With respect to land area, it is the third largest country in Latin America and the thirteenth largest in the world. The United States is Mexico's largest trade partner, and Mexico is the third largest trade partner of the United States after Canada and Japan. The approval of NAFTA in 1994 between Mexico, the United States and Canada created the largest and most lucrative trade zone in the world, with a market of more than 400 million consumers. As other Latin American countries continue to grow economically and are incorporated in free trade agreements with Mexico, the Mexican economy will incur the most benefits due to its central location and recent stabilized economy.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     The economy in 1996 and 1997 was presented with a slow but constant recuperation. At the beginning of 1995, a 30 percent devaluation of the peso/dollar exchange rate was projected. But due to strong economic indicators in the second part of the year, the peso stabilized and created a stimulating force for accelerated recuperation, surpassing many previous predictions surrounding the country's capacity for recovery. Further, in 1997, Mexico reduced its short term external debt.

     Mexico City remains as the most expensive city in the country. Conversely, the city possessed the largest number of industrial and commercial establishments, as well as representing approximately 30 percent of the average GNP. Moreover, according to the American Chamber of Commerce, most companies reported domestic sales volume increased during 1997, with almost one-third indicating net operating profits had increased by more than 30 percent.

     However, the real consumer buying capability has grown more slowly. Santander, a Spanish banking group, predicted a consumer growth of around 2.5 percent for the year's end, and a jump in sales of approximately 10 percent, in comparison to the previous year.

     After World War II, Mexico based its economic growth on a system of import-substituting industrialization. Barriers to imports protected domestic products from foreign competition. Although the economy grew at average annual rates of 6 percent in the 1950s and 1960s, the limits to the import substitution model were all too apparent by the 1982 crisis. With booming oil prices and foreign borrowing or deficit spending foreclosed, the De le Madrid government began to open one of the world's most closed economies to competition and to cut back the role of the state in economic activity.

     The next president, Carlos Salinas de Gotari (1988-94), stepped up the pace of this policy, privatizing many government industries and the banks, which had been nationalized in 1982 by De La Madrid's predecessor, Jose Lopez Portillo.

     On January 1, 1994, Mexico entered the North American Free Trade Agreement (NAFTA) with the U.S. and Canada, further reducing barriers to trade with Mexico for U.S. and Canadian companies and removing many restrictions of foreign investment.

     The transformation of the economy begun by the De la Madrid administration and accelerated during the Salinas six-year presidential term brought inflation down from 159.2 percent in 1987 to 7 percent in 1994 and produced an average annual growth rate of 3 percent between 1985 and 1994. Mexico, the darling of the international financial community, seemed posied to take full advantage of its recently granted membership in the Organization for Economic Cooperation and Development (OECD).

     In 1994, a presidential election year, several social and political problems in Mexico shook investor confidence. Organized uprisings among indigenous groups in Chiapas, the assassination of the Institutional Revolutionary Party (Partido Revolucionario Institucional, PRI) presidential candidate Luis Donaldo Colosio and the murder of PRI Secretary General Jose Francisco Ruiz Massieu, all sent tremors through Mexican financial markets.

--------------------------------------------------------------------------------

                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     A massive exodus of capital precipitated a balance of payments crisis. Without capital inflows, Mexico could no longer sustain a current account deficit the size of 1994's; about 8 percent of GDP. The country's reserve position left the government with no other option than to let the peso float. Fondo Bancario de Proteccion al Ahorro (FOBAPROA), the Mexican equivalent of the U.S. FDIC, has since taken $43 billion in real estate properties as the result of the previous pesos devaluation and is now responsible for management and disposition.

     The harsh, painful adjustment sparked by the devaluation (on December 19, 1994 a dollar cost 3.4 pesos; at the end of 1995 it cost 7.7 pesos) and the economic policies required to forestall falling back into the vicious devaluation/inflation spirals of the past provoked the sharpest economic contraction since the Great Depression.

     The economy began to recover by late 1995, accelerated rapidly in 1996 with growth of over 5 percent for the year and declined to 4.5 percent for 1997. It is expected that this growth will continue in 1998 with 4.0 percent annual growth. In addition, exchange rate volatility has since eased and inflation has fallen from an annual rate of over 51.9 percent in the aftermath of the devaluation to 27.7 percent at the end of 1996. By May 1997 inflation fell below 1 percent per month for the first time since December 1994. Inflation forecasts for the end of 1997 are 16.0 percent and 11.5 percent in 1998.

     The recovery was, however, unevenly distributed. On the external side improvement was immense. Besides overcoming the liquidity crunch, Mexico succeeded in shifting a large trade deficit of $6.4 billion in 1994 to a surplus of more than $6.4 billion in 1996. Mexico's access to international markets was restored in mid-1995 when the Mexican authorities took advantage of the opportunity to issue market debt in order to prepay the rescue package. By January 1997, the portion of the rescue package owed to the United States was repaid in full and $5 billion of the $12.4 billion owed to the IMF was pre-paid. Mexico was also able to build up foreign exchange reserves to pre-crisis levels, from $4 billion in January 1995 to $22 billion on July 18, 1997. The current account deficit also shrunk from over 7 percent of GDP in 1994 ($30 billion) to
0.4 percent in 1996 ($1.4 billion).

     As the United States' third largest trading partner, Mexico represents a thriving market for U.S. products. Not only does Mexico offer a large market for intermediate and capital goods produced in the U.S. and Canada, but it also offers a growing market for consumer goods.

     Intermediate goods, such as parts, supplies and raw materials used in manufacturing, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for another 13.4 percent. The fact that these two groups compose over 92 percent of Mexico's imports reflects the country's developing industrial base. Among the main importers of these goods are Mexico's manufacturing and maquiladora industries and the Mexican government.

     Although Mexico was hit by a severe economic crisis in 1995/96, its huge consumer market is beginning to show signs of strong recovery. Due to the introduction of free market

--------------------------------------------------------------------------------

                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

policies and the recent expansion of many well-known retail chains in Mexico, consumers are enjoying access to a wide variety of foreign goods and services.

GOVERNMENT PRIVATIZATION

     From 1997 until 2000, most of Mexico's remaining public transportation will be privatized, including fifty-eight airports, nine ports, five rail concessions and a dozen municipal transit systems. The long-distance telecommunications market has already been opened to competition. In 1997, the government announced a $100 billion toll road modernization program, $15-20 billion of which will be invested before the year 2000 to modernize Mexico's transportation infrastructure. Mexico's government sustained IVA (Impuesto al Valor Agregado) at 15 percent and adjusted its budget for 1998 due to fluctuations of oil prices, because oil is Mexico's main export product.

     Mexico privatized billions of dollars in state-owned industries in the 1990's, and began a steady process of opening trade that culminated with the approval of NAFTA. However, continued progress on privatization's has been slow and cumbersome. A Mexican-US rail consortium, Transportacion Ferroviaria Mexicana (TFM), only recently took control of Mexico's most important railway line in a $1.4 billion deal that completed the country's most difficult sell-off. The long-awaited petrochemical privatization was watered down last year. The state-owned airports are next on the list to be sold.

     A $100 million investment was recently announced by the government for a railroad modernization program, with an estimated $15 to $20 billion to be invested before 2000 to modernize Mexico's transportation infrastructure.

TRENDS

     The government's new National Program of Financing for Development 1997-2000 (Programa Nacional de Financiamiento de Desarrollo, Pronafide) is the first multiyear plan and has broadened the range of policy goals to include targets for national savings, social welfare expenditures and educational attainment. It is designed to ensure GDP growth of 5.6 percent by the year 2000. To achieve this goal, the plan calls for raising the country's total savings rate (internal savings, external savings and depreciation rate) by more than four percentage points to 25.5 percent of GDP in 2000 from 20.9 percent in 1996.

     According to government and industry statistics, private consumption is in fact on the rebound, albeit at a meager rate--2 percent in the first quarter of the year. Overall consumption rose 4 percent in the first half of 1997 and should rise by 5 percent in the second half, compared to the same periods a year earlier.

     In preparation for increased demand, companies this year and next expect to invest more. In 1997 alone, companies will pour 44 percent more into physical plant improvements and expansion, acquisition of new businesses, real estate, research and development, and personnel training than they did in 1996. Next year, respondents expect to increase investment in these areas by an additional 32 percent.

--------------------------------------------------------------------------------

                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

EMPLOYMENT PROJECTIONS

     Reflecting the trends in sectoral performance, manufacturing companies will see their investment levels increase at a slower pace in 1997 (44.5 percent) and 1998 (26.7 percent) than in 1996 (57.4 percent). 1996 was one of the first year's when the sector's strongest members first looked beyond the frail domestic market and focused their eyes on the lucrative export market. The bulk of investment in this sector will be seen in the expansion and construction of new physical plant and the acquisition of equipment.

     The services and retail sectors on the other hand saw 1997 as the "get-ready" year. Service-oriented companies are especially gearing up for greater business by investing an average of 56.1 percent more than in 1996. As could be expected, the vast majority of the sector's investment (72.4 percent) will be in the training of its workforce to provide better-quality service.

     The retail sector, one of the most affected by the travails of the economic recession, is betting on slow but sure increased consumption levels between now and the end of the six-year presidential term, or sexenio, by investing more this year in new facilities and employee training. Survey respondents to the American Chamber of Commerce study indicated investment in the sector will grow by an average of 31.3 percent in 1997 and an additional 24.9 percent in 1998. Fully half of respondents belonging to the sector indicated they will channel funds toward the construction of new facilities. Confirming this data, the country's retail trade association, the ANTAD, said its members plan to invest a total of $2.95 billion in new and expanded stores over the next two years. An even greater number of respondents (69.2 percent), however, said they will invest more to train their human resources--a sign that greater competition has forced retailers to provide not only better choices and prices, but also better service.

     Companies in all three sectors also plan to support their growth with new employees as well. Manufacturers and service companies expect to increase their workforces by an average of 43 percent in 1997, and by 51 percent in 1998. Retailers plan to hire 9.1 percent more workers in 1998 and 9.5 percent more in 1998. The government estimates that close to one million new jobs will be created in 1998 alone. Overall, the employment outlook is extremely bright and should continue to grow above U.S. levels.

INFRASTRUCTURE

     We have provided an overview of the transportation and utility infrastructure of the community in order to provide further insight into the economic viability of the country.

AIRPORTS

     Mexico boasts the most highly developed airport infrastructure in Latin America with 83 public airports, of which 53 are international. Mexico has 32 international agreements which permit reciprocal service to 12 countries throughout the Americas, 13 in Europe and seven in Asia. Deregulation in recent years warranted an increase in the number of carriers, route expansion, more competitive pricing and a growing number of passengers. Privatization of Mexico's 58 existing airports, in groups of two or three, began in the second quarter of 1997.

--------------------------------------------------------------------------------

                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

PORTS

     Mexico has a total of 76 seaports and nine river ports. Of those, 22 ports are located in the country's major production and consumption centers, and handle the bulk of national and international activity. The remaining ports are dedicated to fishing and tourism. Port activity is highly concentrated in six ports: Salina Cruz, Lazaro Cardenas, Manzanillo on the Pacific Coast and Coatzacoalcos, Veracruz and Tampico/Altamira on the Gulf of Mexico. Total cargo traffic through the port network increased 25.8 percent from 1996 to 1997, with significant increases in both imports and exports.

HIGHWAYS

     Mexican highways are divided into toll roads and toll-free roads. About one third of the overall highway system is paved. Most of the paved roads are part of the federal highway system, which between 1989 and the end of this decade will have increased by over 70 percent. Toll highways are generally four lanes, modern and quite costly. In contrast, toll-free roads are usually two lanes and in poor condition. The government maintains the country's web of toll-free roads whereas the network of toll highways is operated by the Office of Federal Bridges and Roads (Caminos y Puentes Federales, Capufe) or by private concessionaires. Rural roads still represent an important element of regional and local transit.

TELEPHONES

     Telmex, once a government-owned monopoly, was privatized in 1991 and is now the fastest-growing telephone company in the world. The concession granted to Telmex in 1990, defined the company's operating areas and set clear service targets. The concession permitted the new owner a near monopoly for six years, but competition for long distance services began in August 1996 and the bidding on local frequencies will begin in October 1997. The long distance telephone networks in Mexico are mostly fiber optic and totally digital. Local switching is also digital and is more widespread than in many developed countries.

WATER

     The National Drinking Water and Sewage Program (Programa Nacional de Agua Potable y Alcantarillado), launched in 1990 by the National Water Commission Comision Nacional del Agua, CNA), achieved nearly 100-percent availability of potable water in medium-sized cities by 1992. It also increased the sewage treatment coverage by one third, reaching 90 percent in major cities and 80 percent in medium-sized cities. Nonetheless 16.4 percent of the Mexican population does not have access to potable water and 33.0 percent do not have adequate sewage.

     Water experts estimate that approximately $7 billion will be needed to complete and expand current water projects and to construct new wastewater collection and treatment systems. Since federal and local government budget allocations for water projects are insufficient, much of the funding will need to come from private sources of financing.

DEMOGRAPHICS

     Presently, nearly 42 million of the 95 million Mexican citizens live in poverty, with the national minimum wage at $26.45 pesos per day (approximately $3.23 U.S.). Less than 20 percent of the population earns more than $5,125 pesos per month ($625 U.S. per month).

--------------------------------------------------------------------------------

                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     Furthermore, the World Bank estimated that 42 percent of Mexico's economic population is employed in the informal sector.

     Approximately 56.8 percent of the Mexican population is under the age of 25 years, and six of every 10 citizens reside in cities. However, this trend is changing, as the growth rate of the four main Mexican cities decreased to 1.8 percent from the 2.0 percent national average. One of the biggest problems facing communities is adequately housing residents.

     Consorcio ARA, residential developers, reported Mexico's housing deficit was calculated at around six to eight million residences. In order to meet the basic demands of the rapidly growing population, the housing inventory will have to grow by roughly 777,000 units per year. During the past year, the metropolitan areas averaged 4.52 residents per unit, slightly below the national average of 4.65 residents per unit. Meanwhile, 86 percent of metropolitan housing stock has access to water, and 84 percent has access to sanitary services and drainage. However, nearly one million homes do not have electricity and/or potable water, although the percentage of homes with electricity rose from 58.9 percent to 93.2 percent between 1970 and 1995.

SCHOOLS/EDUCATION

     There are many private institutions that offer quality education from kindergarten to university. Many of them are bilingual, with the best institutions concentrated in the economic centers of Mexico City, Guadalajara and Monterrey.

SUMMARY

     The common border of Mexico with the United States represents a unique locational perspective that in the long term will benefit both countries. Mexico is replacing many far east countries as a preferred manufacturing location, and for good reason. Labor costs are similar and transportation costs are reduced to North and South American countries. Additionally, the labor market is becoming well schooled, with recent developments consisting of state of the art facilities where skilled labor savings can also be found.

     Mexico is taking the appropriate steps to become a free market society that can effectively operate in a global economy. Society and government has reacted positively to these changes, thus Mexico should remain one of the fastest growing economies, with some of the highest profit potentials, of any country in the world.

     Near term forecasts project continued government and economic growth, at reasonable levels. Population forecasts slightly above 2.0 percent are expected, while growth in housing should substantially exceed this level due to current inadequate supply. Municipal services will continue to expand and the monetary system is expected to remain stable, with future inflation increases anticipated at five to eight percent annually. Further, foreign investment will remain at some of the highest levels of any country in the world.

--------------------------------------------------------------------------------

                                                           MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

     In this analysis, we will analyze the business of manufacturing within Mexico, then detail an overview of the industrial market within the community and the maquiladora market in specific. A maquiladora is defined as an in-bond light manufacturing facility located in Mexico. It is typically associated with a company's raw materials being transported to the maquiladora where the product is manufactured, then the finished product is shipped to the retailer or consumer.

MANUFACTURING IN MEXICO

     Mexican manufacturers generally range from small to medium-size companies. Of the country's almost 120,000 manufacturing companies, approximately 98 percent are micro, small or medium-size businesses, all with fewer than 250 employees. However, almost all materials used to manufacture chemical products, electrical and electronic components, textiles and footwear are imported from the U.S. Less than 2 percent of these materials are produced in Mexico.

     U.S. companies in Mexico purchase more raw materials from the U.S. than from Mexico, which means U.S. companies tend to have the inside track for supplying materials to their Mexican subsidiaries and other U.S. companies in Mexico. Buying criteria, such as terms of payment, quality standards and delivery time, are similar to U.S. standards. The top 10 states in terms of the number of medium and large manufacturing operations are:

     1.   The State of Mexico,
     2.   The Federal District,
     3.   Nuevo Leon,
     4.   Baja California Norte,
     5.   Chihuahua,
     6.   Jalisco,
     7.   Guanajuato,
     8.   Coahuila,
     9.   Puebla, and
     10.  Tamaulipas.

THE MAQUILADORA INDUSTRY

     Maquiladora plants are twin plants that utilize imported basic American products and convert them into the finished export merchandise ready for U.S. and international retailers. This allows American firms to compete with other foreign companies. The majority of the 300 maquiladora companies that in recent years have been establishing themselves in northern cities like Mexicali and Ciudad Juarez are export companies. In the Baja region of central Mexico, larger manufacturers rely on large developers like Hines and Group Accion to set up infrastructure and construction so exporting can go straight from Mexico to the desired country. In northeast Mexico, large developers like Finsa and a subsidiary of Security Capital (a real estate investment trust) form the bulk of new construction activity. They have just recently provided management of the business operations in addition to facility construction. Regardless of the location, these frontier communities did not previously have an established public information sector or private brokerage firm to provide companies with the various locational

--------------------------------------------------------------------------------
                                     -12-

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------


and business opportunities available to them. Thus, companies had to rely on specific economic districts and the industrial park land owners for information. Mexico's maquiladora industry continues its dynamic growth rate. This 32-year old program is now Mexico's second largest source of foreign exchange revenue, in excess of $6 billion. Maquiladora exports represent 45 percent of the total Mexcian manufactured exports. Maquiladoras started 1997 with a growth rate exceeding 1996's by 16.7 percent, and it is projected that this growth rate will remain constant through 1998. In comparison, the non-maquiladora manufacturing sector is growing at a rate of 7.3 percent. From January to June 1997, the Mexican government approved permits for 283 new maquiladoras resulting in 23,902 direct jobs. In total, there are currently 3,650 maquiladoras in Mexico, accounting for more than 920,412 direct jobs. The new maquiladoras represent the entire gambit of manufacturing procedures, including textiles, furniture, automotive components, toys, sporting goods and chemicals.

                      SUMMARY OF THE MAQUILADORA INDUSTRY
                                MARCH 31, 1996           JUNE 31, 1997
                                --------------           -------------
       Number of plants              2,288                   3,650
       Number of jobs              710,268                 920,412

     It is obvious this industrial market is expanding at a rapid pace; in fact, it is exceeding the expansion of some of the fastest growing U.S. communities. The industrial growth for maquiladoras versus the growth of the Mexican economy is summarized below.

                                  INDUSTRY GROWTH
                                  MAQUILADORAS             NATIONAL AVERAGE
                                  ------------             ----------------
       First Quarter 1997             14.2%                      5.7%
        Breakdown by Location
          Border Region               76.6%
          Interior                    23.4%

     Recent trends indicate that of the new additions to the market, greater numbers of maquiladora plants have moved from the border areas to the interior of Mexico. This trend is generally due to the improvement of transportation infrastructure, facilitating the export of maquiladora-manufactured goods and enhancing access to the border region and the U.S. market. Also, many maquiladora employers are finding lower turnover rates in the interior cities of Mexico, such as Durango, Puebla, Queretaro and Yucatan. We have tracked the building permits for new maquiladoras in the states of Baja California, Coahuila, Chihuahua, Federal District, Guanajuato, Mexico, Nuevo Leon, Puebla, Sonora, and Tamaulipas (shown in order from bottom to top). As can be seen, Baja California and Chihuahua rank number one and two in total building permits. Also, construction activity in Baja California, Coahuila, Federal District, Guanajuato, Nuevo Leon, and Tamaulipas increased in 1997 over 1996 levels. More non-North American investment is anticipated. With the passage of NAFTA and the strict rules of origin, goods manufactured in North America have preferential treatment as tariff and non-tariff barriers are eliminated for the signatory countries. These rules have encouraged Asian and European firms that want to be competitive in the North American market to invest in one of the signatory countries. For example, Daimler Benz from Germany has invested in both the U.S. and Mexico and Daewoo from Korea in Mexico.


--------------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------


                            NEW MAQUILADORA PERMITS
                      January-June 1996/January-June 1997

                             [Graph Appears Here]


     Investments are finally targeting the Mexican market. The maquiladora program was originally designed to allow the duty-free entry into Mexico of parts and components which would then undergo some portion of the manufacturing process and finally be re-exported with duties assessed only on the value added. Until 1994, sales in Mexico from maquiladoras were strictly controlled and essentially not permitted. However, since 1995, under the revised Federal Decree for the Promotion and Operation of Maquiladora Export Industry (Decreto para el Fomento y Operacion de la Industria Maquiladora de Exportacion), a maquiladora can sell up to 65 percent of its total production in the Mexican market. This percentage will increase over the next five years until 2001 when maquiladora sales in the domestic market will have no limits. This option adds a new dimension to the long-term strategies for existing maquiladoras and potential new investment.

     While turnover is still extremely high, efforts to reverse this trend are slowly showing results. Companies are trying a variety of incentives to retain employees, from cash bonuses based on production to more creative incentives, such as giving away popular consumer products. Companies that invest in employee incentives, meal programs, medical benefits and social programs are having turnovers as low as many U.S. companies.

     According to March 1997 figures, the average daily salary of maquiladora personnel was $105.21 pesos (approximately US$13), approximately four times the national average daily wage. Obviously, this rate is competitive with many Asian countries and well below U.S. and Canadian levels. As such, this provides companies with higher labor costs significant cost savings when relocating manufacturing to Mexico. However, as will be discussed in more detail within the Cost Approach section of this report, building costs are similar to or higher than U.S. costs due to the lack of speculative buildings added to the market. This provides no measurable savings in the warehousing of goods compared to the U.S.


--------------------------------------------------------------------------------
                                     -14-

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

     The economic recession of 1995 in Mexico, during which the peso lost over 50 percent of its value, brought domestic growth and investment to a drastic halt. But it also had the impact of lowering the costs of operation for those foreign firms which have revenue in foreign currency. While the rest of the Mexican economy experienced negative growth rates, the export sectors, primarily the maquiladora industry, experienced positive growth rates. In the Maquiladora market, rents have the option to be paid in pesos and/or dollars. Typically, rent is paid in dollars and management fees in pesos. Additionally, most foreign companies form a joint venture with a Mexican national, or a Mexican company, to provide a slightly more favorable tax treatment. Salaries are typically also paid in pesos, except for the production managers and executives, who are paid in dollars. Historically, salaries were paid in cash, but companies are now installing ATM in their facilities and employees have the ability to collect all or a portion of their paycheck and bank the rest. This is an interesting transition, as it is extremely important to the long-term economic viability of the people that personal savings increase.

     In the wake of the previous crisis, the prospects for investment have a long-term positive prospectus. Efforts need to be dedicated to ensuring that infrastructure limitations at the border do not impede the flow of goods and people both north and southbound. As trilateral trade among the signatory members of the NAFTA exceeds $400 billion, 70 percent of which crosses from one country to the other through the land-based ports of entry (truck and/or rail), there needs to be a trilateral approach to developing and enhancing north/south trade corridors. This currently is a difficult and time consuming process.

                        IMPORT AND EXPORT COMPARISONS
=============================================================================
                                                           Jan. - June
                        1995      %        1996      %         1997      %
=============================================================================
U.S. EXPORTS
------------
Mexico                 46,292    7.92      56,792    9.09    32,715     9.63
Canada                127,226   21.76     134,210   21.47    75,195    22.13
Non-NAFTA Countries   411,224   70.32     434,076   69.44   231,866    68.24
                      -------   -----     -------   -----   -------    -----
Total                 584,742     100     625,075     100   339,776      100

U.S. IMPORTS
------------
Mexico                 62,101    8.35      74,297    9.34    40,923      8.3
Canada                144,370   19.42     155,893   19.60    83,952    20.05
Non-NAFTA Countries   537,072   72.23     565,099   71.06   291,732    71.65
                      -------   -----     -------   -----   -------    -----
Total                 743,543     100     795,289     100   416,607      100
=============================================================================
MEXICAN EXPORTS
---------------
U.S.                   66,273   88.32      80,540    83.9    44,538    84.97
Canada                  1,987     2.5       2,171    2.26     1,087     2.07
Non-NAFTA Countries    11,282   14.18      13,289   13.84     6,795    12.96
                      -------   -----     -------   -----   -------    -----
Total                  79,542     100      96,000     100    52,420      100

MEXICAN IMPORTS
---------------
U.S.                   53,902    74.4      67,555    75.51   37,504    74.52
Canada                  1,374    1.90       1,744     1.95      932     1.85
Non-NAFTA Countries    17,177   23.70      20,170    22.54   11,893    23.63
                      -------   -----     -------    -----  -------    -----
Total                  72,453     100      89,469      100   50,329      100
=============================================================================

     Source: Banco de Mexico and U.S. Department of Commerce

-----------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

     Regardless of NAFTA, Mexico is negotiating for other trade agreements. Similar types of agreements with five other countries have been consummated and are just beginning with the European Union and Mercosur (consists of Brazil, Argentina, Paraguay and Uruguay and is seen as one of the fastest growing trade accords in the world). When these negotiations are concluded in 1998, the European Union could easily replace the U.S. as Mexico's largest trading partner.

     The National Foreign Investment Commission (Comision Nacional de Inversiones Extranjeras, CNIE) within the Secretariat of Commerce and Industrial Development (Secretaria de Comercio y Fomento Industrial, Secofi) regulates foreign investment and can authorize majority foreign investment in areas in which foreign capital cannot automatically exceed 49 percent.

CHANGES TO THE FOREIGN INVESTMENT LAW

     Recent amendments to Mexico's Foreign Investment Law further liberalize the regulation of foreign investment in Mexico to conform with recent privatization initiatives and consolidate relevant provisions previously found in other laws and regulations. Certain reporting and procedural requirements are clarified and, in some instances, relaxed. Additionally, in many cases in which prior government approval is still required, it is deemed to have been granted if not denied within a specified time frame. The most significant changes to foreign investments are as follows:

     * For the first time, foreign entities may directly acquire land, provided it is outside Mexico's restricted zones (coastal and border areas).

     * The calculation of foreign investment in a restricted enterprise will no longer take into account minority foreign participation in the entity or entities which own or would own such enterprise, provided such entities are controlled by Mexican nationals.

     * Limits on foreign investment in financial group holding companies, banks, stock brokerage houses and stock market specialists are raised from 30 percent to 49 percent, although Mexican laws regulating financial institutions permit U.S. and Canadian financial institutions to own up to 100 percent of qualified Mexican affiliates and acquire up to 100 percent of all but Mexico's three largest financial institutions. The foreign investment limit applicable to companies formed to manage Mexico's newly-created retirement funds (Afores) is set at 49 percent.

     * The types of basic telecommunications services subject to the 49 percent limit on foreign investment have been clarified by tying the limitation of services which require the award of a government operating concession, with the exception of cellular telephone services, which can exceed such percentage with prior approval from the CNIE.

--------------------------------------------------------------------------------
                                     -16-

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------


     . With prior governmental approval, entities with majority foreign investment may now participate in the bidding for the privatization of the operation of Mexico's airports, telecommunications, satellites and railroads.

     A summary of foreign investment characteristics indicate the U.S. generates the highest investment, followed by Canada and The Netherlands. To date, this investment totals $5,646 billion.

                   DISTRIBUTION OF DIRECT FOREIGN INVESTMENT
                          BY COUNTRY OF ORIGIN (1996)

                   -----------------------------------------
                    COUNTRY
                    United States                    66.0%
                    Canada                            8.7%
                    The Netherlands                   5.8%
                    India                             5.1%
                    Germany                           2.9%
                    Japan                             1.7%
                    France                            1.2%
                    Switzerland                       1.2%
                   -----------------------------------------
             Source: Secofi, General Office of Foreign Investment


ACQUISITION OF MEXICAN COMPANIES
     There are no restrictions on the purchase of up to 40 percent, or a lower percentage allowed for restricted activities, of the capital of companies controlled by Mexicans at the time of the acquisition. However, the prior approval of the CNIE is required when the total value of assets of the relevant Mexican company exceeds an amount periodically established by the CNIE and which, at the time of publication, was fixed at $85 million pesos ($10,625 million at an exchange rate of 8 pesos to $1).

COMMERCIAL LOANS
     Despite incipient recovery, credit is still scarce and expensive in Mexico. The current interest rate is between 20 and 30 percent, with limited access to commercial bank financing by many prospective borrowers. It is important to note that, particularly in the last six months, investment funds, both domestic and international, have increased their interest in the Mexican market. There are at least 10 different funds that are actively seeking opportunities to finance a project or to inject capital in Mexican-based companies.

TAX MATTERS
     Mexican tax law treats foreigners doing business "with" Mexico differently than it treats those doing business "in" Mexico. Doing business with Mexico suggests engaging in international trade directly from a foreign home office, whereas doing business in Mexico suggests the additional step of establishing a physical presence in Mexico and regularly engaging in commercial activities in the country.


--------------------------------------------------------------------------------
                                     -17-

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

DOING BUSINESS "WITH" MEXICO
     A foreign company can do business with Mexico from abroad in order to minimize the tax and regulatory consequences arising from the establishment of a presence in the country. When structuring operations in this way, however, foreigners must be extremely careful to ensure that they do not create a "permanent establishment" or a "fixed base" in Mexico as the income derived from such entities is considered taxable.

DOING BUSINESS "IN" MEXICO
     Foreigners may opt to do business in Mexico by employing a subordinate agent, establishing a Mexican company, or acquiring stock in an existing Mexican company. The use of any of these methods will create a permanent establishment and has the following tax and regulatory consequences:

     CORPORATE TAX -- A corporate tax of 34 percent must be paid annually on the company's taxable profits. Such profits are calculated by deducting certain allowed expenses from the total accruable income. Most of the company's income is considered accruable for income tax purposes at the time invoices are issued, or when goods or services are delivered to the buyer if no invoice is issued. Basically, the allowed deductions are all discounts and/or expenses deemed "strictly indispensable" for the carrying out of the company's business.

     TAX ON ASSETS -- There is a federal tax on corporate assets applied at a rate of 1.8 percent. This tax is applied on the fixed, financial and current assets of Mexican companies. This tax must be paid on an annual basis through monthly provisional payments. The payment of the tax on assets is not required during the pre-operational period of a company, the year in which operations commence, the following two years of operation, or the year in which it is liquidated.

     VALUE ADDED TAX -- When the Mexican company transfers or leases goods, or renders services in Mexico, it will be obligated to pay Value Added Tax (Impuesto al Valor Agregado, IVA). This tax is 15 percent of the price of the goods or services and can be transferred to the clients by including the tax on its billing invoices. This rate is 10 percent within 20 kilometers of the border of Mexico and in all of Baja California and Quintana Roo. However, if such goods and services are to be exported from Mexico, the IVA is zero percent.

     Reductions in both the Value Added Tax and the Tax on Assets are up for debate in 1998's fiscal reform.

     PAYROLL TAXES -- The company is subject to a local and state payroll tax at a rate that depends on the location of the working facilities. The federal government also taxes corporations with social security fees that amount to a minimum of 8.95 percent of the payroll, to be paid by the employer for old age, death, child care, retirement and disability.

--------------------------------------------------------------------------------
                                     -18-

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

WAREHOUSING
     Warehousing in Mexico has experienced important changes in 1997. Control of most of the warehousing sector is being passed from the government to private hands, leading to improvements in both infrastructure and services. Still, fewer and smaller facilities are available in Mexico than in the U.S.

     Warehousing costs are usually paid monthly and are charged in terms of space/area occupied. Also, any merchandise placed in a warehouse should be insured. Basic insurance policies can be obtained directly through the warehouse or by contracting a private insurance company for a more comprehensive policy.

--------------------------------------------------------------------------------

                                                            MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

     The maquiladora industry in the state of Tamaulipas continues with its tendency for growth. However, at the national level, the number of establishments grew 12.8 percent, while the number in the state grew 8.3 percent in 1997. Corresponding to employed personnel, it appears that growth at the national level was 19.4 percent while the state of Tamaulipas had approximately eight percent growth at the end of 1997. The last aggregate value increase at the national level was 40.0 percent and at the state level was approximately 30 percent. Thus, it can be concluded that the number of establishments and the relative employment increases are similar, while proportionately more is being spent on those facilities. Again, these increases are above those being experienced in the fastest growing U.S. metropolitan communities.

     Currently, the interior states of the country are growing at much greater rates than those on the frontier (the border between the U.S. and Mexico). The interior communities have aggressively sought foreign investments and have become the most attractive of all communities which use intensive manual labor. The difference is that the maquiladora that currently settles in the northern frontier utilizes more U.S. technology and warrants the most skilled labor in the manufacturing process. Thus, businesses that utilize intensive and cheap manual labor are opting for the states in the center of the republic, such as Durango, Aguascalientes, Guanajuato, Zacatecas and Yucatan.

     The employers in the frontier communities provide the greatest increase in salaries and grants/loans that has skewed the growth in national average employment wages upward. This implies an above average increase in salaries paid by the maquiladora. Another consideration is that 1997 reflects three consecutive years of considerable growth, at some of the highest levels in the 30 years the maquiladora has been Mexico.

     We have documented a breakdown of the maquiladora industry adjacent to the U.S. border for discussion.

                   PARTICIPATION OF THE MAQUILADORA INDUSTRY
                     EXPORTATION FOR THE FRONTIER ENTITIES
                                 OCTOBER 1997

=======================================================================================================
  Frontier Entities           Establishments           Employed Personnel            Aggregate Value
=======================================================================================================
                                                                                Millions Of
                         Number          %             People           %            Dollars       %
=======================================================================================================
Chihuahua                   413       14.6            249,535        26.3                212    26.8
Nuevo Leon                  112        4.0             41,171         4.3                 43     5.4
Sonora                      232        8.2             83,748         8.8                 55     6.9
Coahuila                    253        9.0             81,576         8.6                 56     7.1
Baja California             937       33.2            210,240        22.2                193    24.4
Tamaulipas                  326       11.5            142,258        15.0                118    14.9
Other Entities              550       19.5            140,130        14.8                115    14.5
                         ------     ------           --------      ------               ----  ------
National Total            2,823      100.0            948,658       100.0                792   100.0
=======================================================================================================

Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas Economicas
(General Site of Statistics, Site of Economic Statistics).

Note: The information presented corresponds to the month of October, 1997.

--------------------------------------------------------------------------------

                                                            MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

                              COMMERCIAL BALANCE
                                FRONTIER STATES
                   January-August 1997 (Millions Of Dollars)

======================================================================
                                        AGGREGATE VALUE
               EXPORTS    IMPORTS       MAQUILADORADOR    COMMERCIAL
   STATE         (*)        (-)            INDUSTRY         BALANCE
======================================================================
Chihuahua       213.0      681.2          1,592.9          1,124.7
B.C.N.          292.0      841.4          1,266.0            716.6
Tamaulipas      138.1      548.0            878.8            468.9
Sonora          367.2      445.0            387.9            310.1
Coahulla        216.0      593.5            370.4             -7.1
Nuevo Leon      470.0    2,284.0            301.0         -1,513.0
======================================================================

SOURCE: Secretary of Commerce and Industrial Promotion, Delegation Chihuahua, INEGI, Statistics from the Maquiladora Export Industry.

     The participation in the frontier entities in national exports is only a small allocation. They make up only 2.4 percent of the total exports of the country, while these states import 8.0 percent of all national imports with respect to aggregate value. However, they have a significant bearing on their local economies and the maquiladora industry as a whole; as these frontier states command 85.5 percent of the $4,797 million dollars generated by the maquiladorador industry at the national level. The state of Chihuahua has the greatest commercial balance of any state, while Nuevo Leon and Coahuila present deficit amounts. Within this state, Juarez is one of the largest communities and is a young vibrant city poised to take advantage of the North American Free Agreement (NAFTA) with its proximity to the United States. The young, educated labor force, coupled with the low wages, provides the competitive edge for the maquiladora industry in this market.

SUMMARY
     While the maquiladora market provides only a small part of the economic make-up of the country, it provides significant manufacturing employment and construction dollars to those communities adjacent to the U.S. border. Maquiladora production managers indicated that fully 60 to 80 percent of all their manufacturing employees are women, providing employment opportunities to a segment of the market that previously was not provided jobs. Additionally, the expanding maquiladora market has provided workers and managers with employment opportunities at increased wages. As such, we anticipate management and skilled labor costs to increase significantly in the next one to three years as the market continues to expand. From an unskilled labor perspective, additional opportunities will allow employees to relocate to firms with enhanced benefits and should reduce unemployment levels.

     The market expansion should also provide a sense of stability to those firms that are considering relocating to Mexico but have not made the move. Labor costs are at some of the lowest levels in the world and, with U.S. influences, the population is rapidly gaining housing, savings and educational opportunities previously not available. Coupled with the relatively young population basis, Mexico, and particularly the frontier states, should continue to effectively compete on an international basis for new manufacturing opportunities.

--------------------------------------------------------------------------------
                                     -21-

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

     This section will review the current status of the industrial market in Mexico and Reynosa in order to analyze those factors that will influence the future of the subject property. There were no available municipal publications on Reynosa's industrial market. Information was obtained from Cushman & Wakefield of Mexico/GCI, INEGI and interviews with Finsa, Best Real Estate, Grupo Puebla and Dynatech.

REAL ESTATE OVERVIEW

     Currently, small firms, which create the lion's share of new jobs in most economies, do not have access to either the bank loan or international markets. Therefore, most companies are wholly owned and have limited capital for research and development, the purchase of new technology and for expansion. Further, they have the inability to leverage their real estate over the long term; therefore, a large percentage of the operating funds go for real estate.

     Larger companies have a competitive advantage in financing their facilities. They have the option to lease, buy someone else's previously occupied facility (rarely available), or work with a developer on a build-to-suit. The latter provides a facility that is specifically catered to the needs of the manufacturer.

DEVELOPMENT/INVESTMENT

     John Deere, Rhone Poulenc, Bimbo, Calsonic and 3M made strong investments in the industrial sector during 1997 in Mexico but, although export companies like these grew (maquiladora business grew approximately 70 percent between 1990 and 1996), most of Mexico's domestic industries remained unchanged.

     The largest communities in the country, like Mexico City, have a diverse industry base, with a predominance of auto parts, electronics, pharmaceutical, textiles and consumer products. In Mexico City, type A industrial space is normally build-to-suit; therefore, the supply of new speculative industrial buildings remains very low. As a result of this shortage of space, the few modern facilities within the city are rapidly acquired when they become available.

     This is also true of every frontier community we inspected and surveyed - Hermosillo, Juarez, Chihuahua, Matamoros, and Reynosa. Although their economies are not as diverse as Mexico City, continued market expansion has caused similarities in industry base and also the same company with multiple locations. This provides maquiladoras to be strategically located across the southern border of the U.S. to provide lower transportation costs. It also allows convenient access to shipping opportunities in both the Atlantic and Pacific oceans.

OUTLOOK

     Of the 3,650 maquiladora programs in mid-1997, 68 percent were at the northern frontier of Mexico, and 32 percent in the country's interior. In the automotive sector alone, between 1996 and 2000, production in Mexico is expected to grow from 1.2 million to 1.85 million vehicles. This industry investment will average $3 billion a year and provide significant incentive to communities catering to these companies.

--------------------------------------------------------------------------------

                                                     INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

     In contrast to the industrial growth of the northern and interior states, heavy industry will definitely continue leaving Mexico City to outlying communities. However, because the Mexico City metropolitan area still comprises the largest consumer market, most companies will focus on locating suitable spaces for distribution or service centers -- mainly in the northern submarkets of the city or in cities close to the metropolitan area.

REYNOSA MARKET

     The strength of the Reynosa economy has created a sizable need for industrial space. An advantage that Reynosa offers over many other frontier communities is its diversified and well trained workforce, as well an established supporting infrastructure. The movement of companies into Reynosa is also being heavily influenced by the McAllen Economic District, Reynosa's U.S. sister city north of the border. The McAllen Economic District has an approximate $1 million budget and is directing U.S. manufacturing companies to Reynosa, with a supplemental plant in McAllen. Market expansion since 1994 is documented for both Reynosa and Matamoros, the two largest cities in the state, adjacent to the U.S. border.

                         INDUSTRIAL MARKET EXPANSIONS
                             Reynosa and Matamoros

--------------------------------------------------------------------------------
                            REYNOSA                        MATAMOROS
     YEAR         NEW BUILDINGS  EXPANSIONS       NEW BUILDINGS  EXPANSIONS
--------------------------------------------------------------------------------
     1994               14            8                 14            3
     1995               17            5                 13            3
     1996               26           N/A                14           N/A
     1997               19           N/A                12           N/A
--------------------------------------------------------------------------------

     As indicated, Reynosa has experienced an increase in new building activity in 1996 and 1997, versus 1994 and 1995. Because speculative builders have just recently entered the market, the supply of new buildings are expected to increase. Almost all new buildings that were constructed between 1994 and 1997 were build-to-suit projects. It is our anticipation that new additions to the markets will increase in 1998 and 1999.

     Reynosa industry has traditionally been oriented towards light manufacturing (the maquiladora), yet during 1995 and 1996 distribution centers and high-tech space began to appear. During 1996, suppliers for the big maquiladora plants in Reynosa and Matamoros provided increase demand of industrial space in the 30,000 to 50,000 square feet range which was previously not available. This market trend of building industrial space less than 50,000 square feet is a new trend precipitated by businesses entering the market at an initially small scale and then expanding into larger spaces or constructing additions. This trend is ocurring throughout the frontier cities that cater to the maquiladora market.

     The lack of available space with 22' clear heights or greater is another building trend that has produced demand for new development. The supply has been initiated by one U.S. developer who joined forces with local landowners in order to build industrial facilities meeting U.S. standard specs. While these trends are slowly being met by developers, it is the owners of

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

     the industrial parks who control the supply for build-to-suit product, and product being built outside these parks is becoming more limited due to government restrictions and social concerns.

     The Reynosa and Matamoros markets consist mainly of freestanding industrial facilities that were constructed specifically for the tenant. Many tenants and building owners have remained in this market since their initial building occupancy and have expanded as demand increases. It is rare to have maquiladoras vacant and typically occurs when businesses require larger buildings for their operations and relocate. A thorough view of the market indicated an occupancy of 98 percent, with a majority of the inventory constructed in the 1980s. The new speculative buildings being added to the market rarely remain vacant for three months following completion of construction.

     The lack of available vacant space has prohibited many potential tenants from entering the market. A build-to-suit takes nine to 12 months and many manufacturers are finding alternative U.S., Asian or European locations to meet immediate demand. The Reynosa market did experience a reduction of net absorption in 1997, as compared to 1996, again a result of the lack of available industrial space the developers delaying their speculative buildings. All known speculative buildings built during 1997 were preleased or sold before completion of construction.

     During 1997 and the first half of 1998, the first U.S. and Japanese developers started large scale construction in Reynosa, primarily on a build-to-suit basis. In 1998, a U.S. developer began investing on speculative industrial buildings, primarily in the southern portion of the community.

     Real estate financing is beginning to recognize the U.S. standards. New U.S. lenders have begun to finance in Reynosa, while the U.S. border banks and Mexican banks are very interested to lend money to the industrial market. Title insurance companies are currently working in Reynosa providing the same title insurance as in the United States. Every day more companies require environmental studies for properties to be purchased or financed.

     Most build-to-suit lease agreements are for five to 10 years, and the developer will pay off the construction of the facility in approximately seven years. This reflects an initial yield requirement (rental income as a percent of total construction cost, including land) of at least 14 percent. Even leases with the best credit tenants (Fortune 500 companies) warrant lease rates exceeding 12.75 percent and range to a high of 16.0 percent. Almost all require corporate business or personal guarantees. Buildings are rarely financed by the owners and typically constructed under an all cash scenario. However, only the largest developers in the community can obtain financing, with rates typically
14.0 to 18.0 percent with preleasing and corporate guarantees. However, on speculative projects, financing rates climb to 18.0 or 22.0 percent.

     The estimated 1996 vacancy rate was approximately two percent for the community and at the end of 1997, increased to approximately three percent. However, established industrial subdivisions, like Finsa Maquil Park, is 100 percent occupied, with only two vacant land sites available for expansion.

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------


                          Industrial Market Analysis
                              [Map Appears Here]






--------------------------------------------------------------------------------
                                     -25-

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

     Reynosa remains one of the most attractive maquiladora markets to invest in. Blue chip tenants and high-quality construction from reliable companies are among the reasons why important money lenders, such as GE Capital, Texas Commerce Bank and Heller Financial, have committed to financing new projects. It is also why Security Capital has targeted this market for substantial speculative building development. Thus, the long-term outlook is for stability among existing tenants, with market expansion creating additional occupancy alternatives previously not available. Further, if these lenders can provide financing at levels below existing capitalization rates, building costs and lease rates could decline. Current market leasing activity suggests that rental rates have since stabilized, but could decline as speculative builders bring new product to the market, reduce construction costs due to economies of scale and better leverage their financial structure.

     It should be noted that not all industrial facilities in the community are occupied by maquiladora operators. Reynosa is an established industrial market for many Mexican originated manufacturers. South of the community is Monterey, the largest city in the state and the cultural and political center of northeast Mexico. Many goods are being manufactured in Reynosa for retailers within this large community.

     Building costs in Matamoros and Reynosa are higher than other maquiladora markets closer to the center of the state, due to the hot climate with high humidity requiring HVAC throughout the entire building. In cities like Chihuahua, Hermosillo and Juarez, warehouse and manufacturing space can be cooled with evaporative coolers, decreasing building costs $1.00 to $3.00 per square foot.

     Construction activity within the areas industrial parks include two 60,000 square foot speculative buildings being built by Security Capital. Recent build-to-suit activity includes a new 350,000 square foot facility constructed for Masbak, a 60,000 square foot facility for Motores Hermiticas, a 60,000 square foot facility for Nokia and a 45,000 square foot facility for Bisell.

     In summary, these industrial market characteristics support industrial market, with statistics equaling some of the best levels experienced in the highest growth communities in the U.S. It is reported that 15 percent of the Fortune 500 companies are represented in the Reynosa market. Given the current economic climate, the Reynosa industrial market should outperform most U.S. metropolitan areas in terms of industrial construction, leasing activity and net absorption. However, increased market efficiencies should cause rental rates to stabilize or slightly decline, and speculative building activity should push vacancies slightly upward.

PARQUE INDUSTRIAL REYNOSA

     The Parque Industrial Reynosa is one of the first parks developed within the community. It is situated within the southeast part of the community, with access off Reynosa-Matamoros Highway. The subject is situated within this park, along with 38 other facilities. Zenith, Delosa, and TRW all have multiple locations within the park. Street improvements are under extension to the southern part of the development and at least 60 lots are vacant or could be improved within the park. Rental rates range from $4.75 to $5.70 per square foot, and building costs range from $32.00 to $36.00 per square foot, for a typical industrial building with standard 10 percent office finish.

--------------------------------------------------------------------------------
                                     -26-

                                                    INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

MANIMEX

     The Manimex industrial subdivision is an older development with only four building facilities. The subdivision was recently purchased by Finsa, who also owns the Finsa Maquil Park industrial subdivision at the northeast part of town. Finsa purchased Manimex due to few lots remaining in their other park and to help control land prices on build-to-suit projects. The park has 18 improved lots available for sale and 20 lots under development. Three lot sales have occurred in the last year, at prices ranging from $1.61 to $1.72 per square foot. However, this is the most peripherally located industrial park in the community, but has ease of access to a second border crossing improved at the east side of McAllen, approximately three miles north. This park should provide necessary lot inventory to satisfy demand for the next 10 to 15 years.


PARQUE INDUSTRIAL DEL NORTE

     This is currently the most active subdivision in the community, with 38 facilities and approximately 40 improved industrial lots. It is situated at the southwest part of Reynosa and access to the border crossing is through the Reynosa central business district. However, it is one of the most convenient to area housing. It is also situated at the intersection of the Monterrey Highway and Reynosa-Matamoros Highway. Both speculative building and build-to-suit activity is under construction within this park.


FINSA MAQUIL PARK

     Situated at the northwest part of town, this industrial park is one of the first established parks in the community, and one of the most successful. Only 40 acres of the 90 acre parcel is allocated for industrial development. Only four vacant lots remain, at prices of $1.61 to $1.72 per square foot. One build-to-suit project, for Ammex, is currently under construction within the park. Building costs are $28.00 to $32.00 per square foot, for a typical industrial building. The subdivision is fenced, has a guard gated entrance and most of the lots have perimeter chain link fencing. This is one of the few parks were most of the facilities have open space landscaping along common areas and within the individual facilities. Another bridge crossing is expected to be improved at the western edge of McAllen within the next three years, that will greatly enhance the subject's accessibility across the U.S.-Mexican border.


SUBMARKET SUMMARY

     The most critical issue affecting an employer is finding available industrial land close to the work force. The reason for this is reducing tardiness and employee turn over, which is reported at approximately four percent in Reynosa, according to area maquiladora managers. Area employee manufacturing costs are approximately $4.50 per day.

     New buildings have only three parks with sufficient improved lot inventory that will last for the next 12 months. There are 23 industrial facilities situated outside the industrial parks previously noted, however the trend of industrial development outside established parks is being discouraged on by local government.

     The subject has above average access and visibility on interior neighborhood streets within the Parque Industrial Reynosa industrial park. It is conveniently situated adjacent to the city's freeway system and has close proximity and convenient access to the border crossing. As a

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

               FINSA MAQUILPARK

               55   Wells Mfg.
               56   West Bend
               57   Empresas Principe
               58   Antespec
               59   Labinal Electronica
               60   Seymour
               62   Alunosa #1
               63   Am-Mex #1
               70   Globe Motors
               75   Alunosa #3
               76   Pullmex
               77   Corporacion Delinc
               87   Am-Mex #2
               111  Labinal Aereo Space
               114  Am-Mex #4
               114A In-sink-erator


               PARQUE INDUSTRIAL DEL NORTE

               40   Alcom Electronicos
               41
               42   Manufacturas Halliburton
               43   Lambda Electronica
               44   Espirales Industriales
               45   TRW del Norte
               46   Impresora Donneco
               47   INFASA
               48   TRW Direcciones
               49   Whirlpool #1
               50   Whirlpool #2
               64   Attwood
               65   Stuart Entertainment
               65A  Stuart Ent. Warehouse
               66   Delnosa #5
               67   Delnosa #6
               71   Oryx de Mexico
               72   Meditron
               73
               74   Delco Headquarters
               78   Alco Controls
               79   Motores Hermeticos
               80   Hoffman Engineering
               84   Alunosa #5
               85   Alunosa #4
               86   Ametek Lamb Motores
               88   Copeland
               90
               91   Industrias Tres Hermanos
               92   Kitz

--------------------------------------------------------------------------------

                                                INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

               93   Maquiladora y Fabricacion de Equipos
               94   Motores Reynosa
               95   Nokia
               96
               100  Siecor
               101  Fujitsu Ten
               102  Almacenes Ibarra
               108  Bissell Mexico
               109  Bombardier Mexico
               110  Bronco Electronics
               112  Matsushita Electric Components
               113  Mikuni Mexicana
               121  Matsushita Battery Industrial
               122  Overly de Mexico




               PARQUE INDUSTRIAL PUENTE

               1    Dicastomex
               2    Invamex
               3    Pilling de Mexico
               4    Chemical Products




               PARQUE INDUSTRIAL REYNOSA

               5    Jen-O-Mex
               6    Nibco
               7    Delnosa 1
               8    Delnosa 2
               9    Delnosa 3
               10   Delnosa 4
               11   Kimco
               12   Promotora Merhen
               13   TRW Electronica
               14   Erika Reynosa
               15   Esculturas Austin
               16   Lintel de Mexico
               17   TRW VSSI
               18   Controles Reynosa
               19   Partes de Television
               20   Norton Co.
               21   Partes de Television
               22   Empaques del Norte
               23   Alunosa #2
               24   Partes de Television
               25   Datacom #1
               26   Sociedad de Motores
               27   Semtech
               28   Lambda Transformers
               29

--------------------------------------------------------------------------------

                                                 INDUSTRIAL MARKET ANALYSIS
-------------------------------------------------------------------------------

               30        Partes de Television
               31        Partes de Television
               32        Industrial Park Office/Magnolia
               33        Industrias Valino
               33A       Bike Athletic
               33B       Magnolia International
               34        Datacom 2
               35        Matsushita Communication
               38        Rey-Mex Bra
               39        Pantimedias del Norte
               82        Helios de Mexico
               83        Aislantes y Acusticos de Monterrey
               89        Fox Supply de Mexico
               97        PMI de Mexico
               98        Partes de Television
               99        Precision Cable
               103       Shin Estu Polymer
               104       Phillips Consumer Communications
               105       Controles Reynosa
               106       Zapata International
               107       Landis & Gyr
               120       Manufacturas Electricas
               126       Ryobi Power Tool Group
               127       Ryobi Piedmont Casting
               128       Royal Appliance
               129       Meridan Medical Systems
               130       Calzado Deportivo
               131       Automotive Exchange
               132       Brooklyn Bow


               COLONIAL INDUSTRIAL PARK


               123       Eaton Controls
               124       C.R. Bard Reynosa
               125       Magnolia Electronics (Seagate Technology)

               PLANTS OUTSIDE PARKS

               Xito
               Sky Manufacturing de Mexico
               Resortes K.L. de Mexico
               Orval Kent
               Maquiladora NSC
               Abrigo-Mex
               Alfa Celulosa
               B.H.& R. International
               Bryan de Mexico
               Carolina Mexsew
               Chippenhook Internacional
               Costurex Internacional
               Duro de Rio Bravo
               Fundidora de Acero

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

               Industria Lauro Villar
               Industria Integrada Bernellet
               Industrias Cantu
               ITT Automotive
               Lees Manufacturing
               Liga Mayor de Mexico
               Dulce Maquila Uno de Mexico
               Maverick Servicios
               Lupra
               Am-Mex #3
               Berkness Control & Equipment
               MIRSA Manufacturing Corp.
               AZ Productos
               Chunma de Mexico
               Fabrica de Muebles Reynosa
               Mel Manufacturas


-------------------------------------------------------------------------------

                                                 INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

     result, the subject and competing industrial subdivisions in Reynosa will continue to attract maquiladoras at some of the highest levels of any Frontier community in Mexico.

--------------------------------------------------------------------------------

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------


     The subject property consist of 10 parcels of land within the Parque Industrial Reynosa. Streets within the subdivision are asphalt paved and most are improved with gutters. A total of 103 lots have been designated within the subdivision and it is situated within the city limits of Reynosa, Tamaulipas, Mexico. This is at the southeast part of the city, and approximately three miles from the Mexico-U.S. border. The street frontage are interior neighborhood streets that access the Reynosa-Matamoros Highway.

     The neighborhood boundaries are the Reynosa-Matamoros Highway to the north, the Reynosa city limits to the south, the U.S. Highway 281 to the east and the local airport to the west. The area is industrial based, with light manufacturing and warehousing within the park, and residential and vacant land at the perimeter. The airport is situated approximately one mile to the west, south of Reynosa-Matamoros Highway. Residential development is situated sparingly outside the neighborhood, with most residences in the community situated closer to the central business district. Further, retail is limited to small, freestanding stores situated along the freeway and along major thoroughfares, closer to the central business district.

     The Zenith facility, known as Partes Television de Reynosa, S.A. de C.V., is one of the largest industrial facility in Juarez. It also is one of the largest employers in the community. However, this is a multi-building facility, some on noncontiguous sites, that could be utilized by one to six individual tenants. The sites are situated throughout the park, with convenient access to the highway.

     All industrial sites within the subject and adjacent industrial parks have all municipal utilities,including water, sewer, electric and telephone. Water for sprinkler systems are handled by onsite water storage tanks, which is supplied on the subject site.

     All facilities within the park are single tenant industrial buildings, typical of industrial facilities throughout the community. Improvement ratios are typically 50 to 60 percent of the land area and parking is approximately 5.0 spaces per 1,000 square feet for office areas and one space per 1,000 square feet for industrial space. Buildings have air conditioning throughout the facility.

     Public transportation is available within the park and is a typical municipal route. Many maquiladoras provide additional funds to employees for transportation costs. This is typical of other industrial parks in the community. Overall, the subject competes well with newly constructed buildings in the community.

--------------------------------------------------------------------------------
                                     -33-

                                                          PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

SITE DESCRIPTION
     This analysis will consider the 91.05 acres under consideration.

Location:                The 10 parcels of land that make up the subject site
                         include five parcels situated along the east and west sides of Brecha I-99, adjacent south of Reynosa-
                         Matamoros Highway; one site on a side street south of the five parcels and four along Brecha E-99, at the southern portion of the park. All are located within the Parque Industrial Reynosa.

Shape:                   All sites are irregular

Area:                    91.05 acres or 3,966,186 square feet

Frontage:                The east and west sides of Brecha I-99, the south side
                         of Reynosa-Matamoros Highway; one site on a side street off Brecha I-99, three along Brecha E-99, and one site on a side street off Brecha E-99.

Topography/Terrain:      The sites are generally level and at grade with the
                         roadway frontages, and a water retention basin has been improved on the building sites.

Street Improvements:     Streets are improved with asphalt paving and concrete
                         curbs. All streets are two lane, bi-directional arterial interior neighborhood streets. While curb cuts are not provided to Reynosa-Matamoros Highway, this is a four lane, bi-directional highway with raised overpasses.

Soil Conditions:         We did not receive nor review a soil report. However,
                         we assume the soil's load-bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:               All standard utilities are available to the sites
                         including water, sewer, electricity, and telephone service.

Access: The building sites are accessed via curb cuts along Brecha I-99, E-99 or the noted side streets. Direct site access is not provided to Reynosa-Matamoros Highway.

--------------------------------------------------------------------------------
                                     -34-

                                                          PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

Land Use Restrictions:   We were not given a title report to review. We do not
                         know of any easements, encroachments, or restrictions that would adversely affect the sites' use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Hazard:            Based on our inspection of the sites, there is minimal
                         probability of flooding. Additionally , an on-site retention basins have been improved on the building sites.

Hazardous Substances:    We noted no evidence of toxic waste during our
                         inspection of the sites, although it was confirmed that chemicals tanks and storage is being conducted.
                         However, it is important to note that we are not experts in this field and therefore recommend the inspection of the subject by an expert in the field of toxic waste. An environmental assessment on the site was not made available during the preparation of this report. This appraisal is predicated on the assumption that hazardous substances do not exist, however if concerns exist, we recommend a site assessment be conducted.

Comments:                Overall, the subject sites are well suited for their
                         intended use, light industrial development within an established industrial park. Considering current land use patterns in the neighborhood, the sites are typical of the area and offer adequate functional utility, with above average locational characteristics.

                         We were provided a summary of documents filings that were a result of a direct ownership transfer between 1984 and 1986. This also documented the parcel sizes, although a 260,430 square foot site that was included on the plans was excluded from this report. A copy is included in the Addenda.

IMPROVEMENTS DESCRIPTION - ZENITH FACILITY ON THE BUILDING SITE
     The subject property consists of six, one and two-story industrial structures having a building area of 1,200,000 square feet. The project was completed between 1980 and 1985 on a 91.05 acre site. Plant 70 is also part of this assignment, however no consideration was given to the value of the improvements.

     A unique characteristic to the facility is that Plans 13, 12 and 27 are connected via second story bridge walkways over the streets. A portion of this area was modified to provide the transportation of manufactured goods between the buildings. While some areas are not in use, they provide for a continuous flow of management and goods between these buildings.

     Based on a building area of 1,200,000 square feet and a building site of
91.05 acres, or 3,966,186 square feet, an improvement ratio of 30 percent is indicated. The improvements are considered to be in average overall condition at the time of inspection. The facility provides

--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

     adequate open paved surface parking. Representatives of Zenith provided the building area calculations, building sizes and land area dimensions. A review of the limited building plans provided appeared to indicate the dimensions to be accurate. The project is currently 100 percent occupied by the owner/occupant. The following table depicts the area of the building allocated by type of use.

          ==========================================================
                                   Square
               Use                  Feet             Percentage
          ==========================================================
          Office
          12                        91,000
          12a                        N/A
          13                        34,000
          13a                        N/A
          26                         N/A
          27                        21,000                12.2
          ----------------------------------------------------------
          Warehouse
          12                        133,000
          12a                         N/A
          13                         30,000
          13a                         N/A
          26                          N/A
          27                         74,000               19.8
          ----------------------------------------------------------
          Manufacturing
          12                        230,000
          12a                       140,000
          13                        158,000
          13a                        63,000
          26                        100,000
          27                        126,000               68.1
          ----------------------------------------------------------
          Total                    1,200,000             100.0
          ==========================================================

     The physical inspection coupled with a review of the building plans that were provided by the client provided the basis for the following improvement description.

GENERAL DATA
          Year Built:                   1980 to 1985

     BUILDING DESCRIPTION
          Size:                         1,200,000 square feet

     CONSTRUCTION DETAIL
          Foundation:                   Reinforced concrete slab

          Walls: Masonry block and concrete tilt wall construction, with painted finish. Decorative fascia has been added at the

--------------------------------------------------------------------------------

                                                       PROPERTY DESCRIPTION
--------------------------------------------------------------------------------


                                        front entrance to the offices. Glass
                                   storefront is installed at the foyers

     Floors: Sealed concrete slab in warehouses, and manufacturing, commercial grade carpet, and ceramic tile in the office areas.

     Roof Structure/Cover:         Prefab metal trusses with high rib metal deck
                                   and built up roof or corrugated metal covers.

     Windows:                      Aluminum fixed-pane windows of various sizes

     Pedestrian Doors:             Hollow metal exterior doors in the warehouses
                                   and manufacturing areas; metal framed plate glass in main entrances and hollow core wood doors in the offices.

     Loading Doors:                There are overhead doors with loading docks
                                   provided in the warehouse and manufacturing areas.

     Ceiling Height:               10 feet in the office area and 15 to 28 feet
                                   in the warehouse and manufacturing areas.


--------------------------------------------------------------------------------
                                     -37-

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

MECHANICAL DETAIL
     Heating and Cooling:          The buildings have ground and
                                   roof-mounted, electrical force cool
                                   air-conditioning units for the buildings.

     Plumbing Service:             The buildings have separate restroom
                                   facilities for the warehouse/manufacturing areas and smaller, private bathrooms in the offices. Electric water heaters supply hot water to the buildings.

     Electrical Service:           Electric service is assumed to meet all local
                                   municipality code.

     Fire Protection:              Fully sprinkler system with a self contained
                                   holding tank installed on-site.

     Security Protection:          Security cameras inside the facility, fenced
                                   lot with guard gates and security alarms installed throughout the building. Full time security personal are on-site.

INTERIOR DETAIL
     Floor Covering:               Offices feature ceramic tile and carpet
                                   coverings; warehouse and manufacturing has exposed concrete slab

     Interior Walls:               Painted and textured gypsum board in the
                                   offices

     Ceiling: Nine-foot ceilings with 2'x 4' or 2'x 2' suspended tile in the offices; no finish in warehouses except for insulation

     Lighting:                     Suspended fluorescent lights in warehouse and
                                   manufacturing; recessed fluorescent fixtures in office suites

HAZARDOUS SUBSTANCES:              We are not aware of any other potentially
                                   hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may be used in the construction of the improvements. The improvements are built of modern materials and typical of what is currently constructed.
                                   However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are present.

AMERICANS WITH DISABILITIES
 ACT COMPLIANCE:                   The subject property is in Mexico and is not
                                   subject to the American with Disabilities Act
                                   (ADA). We have assumed

--------------------------------------------------------------------------------

                                                         PROPERTY DESCRIPTION
--------------------------------------------------------------------------------


                           the improvements are not under the jurisdiction of
                       compliance and therefore, no modifications are required.

SITE IMPROVEMENTS
     On-site Parking:  The site improvements consist of concrete curbs and sidewalks, chemical and water storage tanks, chain link perimeter fencing with barb wire, iron gates at each building site, guard houses, security lighting attached to the building and on pole mounts. The sites are asphalt paved spaces, with the exception of the parcel situated west of Plans 12a and 26, which is graded, but unpaved.

     Landscaping:      The property has small trees, shrubs and grass along the
                       front of the buildings and at landscaped islands in the parking lot.

COMMENTS:              The subject building improvements were completed in
                       various phases between 1980 and 1985. The improvements are considered to be in average condition. The roof cover on all the buildings are reportedly in good condition.
                       The normal life expectancy of a building of this type is considered to be 45 years. Because of the average condition and average maintenance of the facility, the effective age is less than the actual average age of 15 years. We have estimated the effective age at 12 years, and remaining economic life at 33 years. The quality of the subject improvements, including the layout and functional utility, are rated average.

PERSONAL PROPERTY      No personal property within the building was included
INCLUDED:              in the analysis.


--------------------------------------------------------------------------------
                                     -39-

                                                                          ZONING
--------------------------------------------------------------------------------

     The subject site is zoned Light Manufacturing, by the city Reynosa. The "Licencia de Uso de Suelo" which is the zoning permit to construct the subject improvements was issued by the government on upon completion of construction and reissued annually. Further, Public Deed Number 7890, Volume 210 states, "Zoning approved by the Government of the State of Tamaulipas by Agreement published on September 26, 1988." The subject improvements appeared to comply with all the requirements establish by the state of Tamaulipas law for urban development under article 5to. Fracion II y 125 de la Ley 101 de Desarollo Urbano para el Estado de Tamaulipas. In Mexico, a property could be zoned a certain classification but if it does not have the license for the certain use or the "Licencia de Uso de Suelo", it would be in violation and the user could be forced to cease operations. Municipal officers in Tamaulipas indicated that the property is in compliance. The subject property is zoned light manufacturing use and is also reportedly in compliance with all zoning requirements. Additionally, local building contractors indicated that zoning requirements permit a maximum improvement ratio of 60 percent of the land area.

--------------------------------------------------------------------------------

                                               REAL ESTATE ASSESSMENTS AND TAXES
--------------------------------------------------------------------------------

REAL ESTATE TAXES AND ASSESSMENTS

     The subject property was constructed between 1980 and 1985 and periodically assessed for tax purposes. However, the subject is a single tenant building and taxes are the responsibility of the tenant. The tenant, in this case the owner, has paid all previous real estate taxes. Because of the lack of comparative buildings in the city of Reynosa and the state of Tamaulipas, and that under this analysis all real estate taxes would be the responsibility of the tenant (does not affect the income to the owner), we have not attempted to estimate the reasonableness of the subject's real estate tax. Further, the local taxing and assessment office could not provide us with an estimate of the subject's real estate taxes.

     Real Estate taxes in Mexico are very low compared to the United States. It is unlikely that the subject would be assessed and taxed based on the estimation of market value concluded within this report.

--------------------------------------------------------------------------------

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

HIGHEST AND BEST USE OF SITE
   According to the Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, The highest and best use of the site as though vacant is defined as:

   Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

   We evaluated the site's highest and best use both as if vacant and as currently improved. The highest and best use must meet four criteria. The use must be:

   (1)  Legally permissible;
   (2)  Physically possible;
   (3)  Financially feasible; and
   (4)  Maximally productive.


AS IF VACANT

LEGALLY PERMISSIBLE
   The first test concerns permitted uses. In the case of the subject, we are analyzing 10 parcels of land assembled to form seven building sites, encompassing 91.05 acres. According to our understanding of the zoning ordinance noted earlier, the sites may be improved with structures that accommodate a variety of light manufacturing, office and accessory uses. As previously reported, the subject sites appear to be a legal and conforming use.

   We would note there are no intended changes in land use regulations for the sites or the immediate area of the neighborhood. Therefore, if vacant, the subject sites could be improved with a similar use as currently exists on the subject building site or adjacent single tenant industrial improvements within the Parque Industrial Reynosa. Therefore, we view zoning as imposing no measurable valuation constraints and buildings as large as 60 percent of the site area could be improved. Additionally, there are no known deed restrictions that would prohibit development.


PHYSICALLY POSSIBLE
   The second test is what is physically possible. As discussed in the Property Description, the site's size, soil, topography, etc., does not physically limit each sites use. Their size is large enough to accommodate most permitted uses under current zoning. The sites are fully improved, provided with all utilities, have level topography and above average accessibility. Thus, there are no physical barriers that would restrict their development.


FINANCIALLY FEASIBLE
   Based on our analysis, the Reynosa real estate market has shown stable to slightly increasing vacancies, stable rental rates and substantial growth in new supply. Because of

-------------------------------------------------------------------------------
                                     -42-

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

steady growth of the local economy after the economic crisis of 1994, an increased demand for space, coupled with a majority of increases in inventory were build-to suit projects, large scale construction has occurred in the market. However, due to the limited number of developers in the community, construction costs have remained stable. Increased market competition should cause costs and rental rates to decline slightly, although land prices are expected to increase.

     The subject sites are situated in an established industrial park, with convenient access to the community's highway system and close proximity to the U.S. Mexico border. Within the subdivision, the subject sites have average accessibility, street visibility and location.

     The feasibility of a new project depends on the desire of a company to locate in the city. The industrial market has been driven by built-to-suit projects and little speculative space has been constructed. Based on year-end 1997 vacancy and 1997 absorption levels, less than a six months supply is available within the market and within the subject's submarket, supply is less than four months. The submarket rental rates range from $4.75 to $5.70 and when considering typical owner expenses and turnkey build-to-suit costs of $30 to $36 per square foot, including land, the first year rate of return ranges from 14.7 to 14.8 percent, supporting feasibility. However, the financial feasibility of any project will depend on the continued desire of a firm to move to Reynosa, and indications are that future demand will at least be similar to historical levels.

     Reynosa has a feasibility based on its established reputation as being one of the fastest growing maquiladora markets of any Frontier state. It has substantial backing by the McAllen Economic District, which is acting as a no-fee broker in bringing manufacturers to the community. It has a growing employment and population base that is adequate to supply existing facilities. However, substantial new growth will cause net inmigration to occur from other parts of the country. New companies entering this market are finding out that a relocation from the U.S. to Reynosa, increases productivity at some of the lowest labor costs in the world. The result of operations in facilities that could be constructed on the subject sites, could provide labor cost savings to cover the cost of a building in one to three years.

MAXIMALLY PRODUCTIVE

     In our opinion, the improvement of the subject sites with light industrial uses would be physically possible and legally permissible, and financially feasible, even under a speculative construction basis. However, yield rates would be increased if an owner occupant was predetermined. However, many potential manufacturers cannot meet building demands from existing inventory in Reynosa, or other northern Mexico communities oriented toward large industrial occupancies and have been unwilling to wait for a lengthy build-to-suit transaction. Thus, the maximally productive use of the site would be for the development of light industrial space oriented towards single tenant occupancy.

CONCLUSION - AS IF VACANT

     The highest and best use of the subject sites, as if vacant, is believed to be for light industrial development. The sites benefit from a location within an established community that is becoming one of the fastest maquiladora markets in the country. The metropolitan area has shown continued stability in attracting maquiladora companies to the city. In addition, a build-to-

-------------------------------------------------------------------------------
                                     -43-

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

     suit development is always feasible, as the cost and profit requirements of the developer are being met by market rent levels and construction costs.

AS IMPROVED - EXISTING INDUSTRIAL FACILITY
LEGALLY PERMISSIBLE
     As previously stated the subject's zoning permits light industrial uses. It appears the improved components of the subject site are a legal and conforming use, thereby satisfying the legal permissibility criterion.

PHYSICALLY POSSIBLE
     As previously stated in the Property Description section of this report, the overall design, layout and condition of the noted improvements are adequate and functional. Therefore, in view of the subject's zoning and physical characteristics, the existing development is considered to satisfy the physically possible criterion of highest and best use as improved.

FINANCIALLY FEASIBLE
     Since the subject was constructed as an owner occupied facility, it has incurred no vacancy since its construction. General real estate operating expenses are reported to be typical of larger industrial facilities in the region. In addition, the space is sufficiently functional to allow from one to six occupants to also generate sufficient income to exceed expenses. Therefore, the continued use of the subject as an industrial use, with occupancy by one to six tenants.

MAXIMALLY PRODUCTIVE
     The subject improvements have been concluded as being physically supportable, legally permissible and financially feasible. Demolition and/or significant renovation are not considered to be financially feasible alternatives. Therefore, as no other utilization of the improvements would result in a higher value, it has been determined the maximally productive use is as improved.

CONCLUSION
     Based on our analysis, we believe the current use of the site, as improved, represents a proper use of the site within the definition of highest and best use. However, the large size of the subject property precludes most maquiladora users from occupying the property. This is one of the largest single tenant facilities in the Frontier communities. The buildings are functional from a six building, stand-alone occupancy, which would provide building sizes from 63,000 to 454,000 square feet. An analysis of these buildings individually would enhance the market value of the property. The production manager indicated that the bridge crossings connecting three of the buildings are rarely used and could be easily closed down for stand-alone building security. Thus, the market value of the subject will consists of the aggregate retail value of the six individual value estimates. Since these buildings can be marketed simultaneously and reflect similar 12 to 18 month marketing periods, a discount was not considered appropriate to the aggregate retail value of the six buildings.

--------------------------------------------------------------------------------
                                     -44-

                                                         VALUATION METHODOLOGY
--------------------------------------------------------------------------------

     Appraisers have three approaches available to them in valuing improved property: the Cost Approach, the Sales Comparison Approach and the Income Approach. In most instances, the real property interest being appraised (e.g., fee simple, leased fee or leasehold) will dictate the validity of a particular approach.

     The subject property is located in the city of Reynosa, state of Tamaulipas, Mexico. The subject manufacturing facility was constructed for the owner/tenant between 1980 and 1984. Furthermore, the subject property is owned by a U.S. corporation that also has facilities in the U.S., as are most major maquiladora facilities in Reynosa. Previously, most projects were built by the specific company, with the use of a local building contractor, and occupied by the owner. However, in the last few years, the demand in the rental market has increased and lending institutions are just now starting to provide financial leverage to building investors. Based on these facts, all three approaches to estimate value, Cost Approach, Sales Comparison Approach and Income Approach will be used in our analysis.

     A detailed Cost Approach was performed, although the older building age makes estimating depreciation somewhat subjective. Improved sales of similar facilities to perform a Sales Comparison Approach were also found in Reynosa and additional research uncovered sales throughout the Frontier communities of northern Mexico that could also be used for comparisons. The recently negotiated lease activity and properties available for lease, including speculative facilities recently completed or under construction were found in within the community of Reynosa and was supplemented by additional lease information in Matamoros. These were relied on in estimating market rent and deriving a value via the Income Approach.

     The appraisal process is concluded by a review and re-examinations of each of the approaches to value that have been employed. Consideration is given to the type and reliability of data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value conclusion is estimated.

     The reconciled market value of the fee simple interest has then been re-examined in order to estimate if any deductions need to be undertaken to estimate a liquidation value. At the owners request, a liquidation considers a six month sale period.

     Because of the site size, placement of the miscellaneous building improvements on the various industrial sites, and difficulty in allocating the land area to the specific building sites, the Cost Approach will consider the value of the 91.05 acre site in total. However, within the Sales Comparison and Income approaches, we initially considered the individual values of the buildings, then totaled these values to reflect the market value of the total subject property, which is the focus of this assignment. This analysis was conducted due to the subject's highest and best use reflecting a six tenant or six building owner conclusion, rather than the single tenant occupancy which currently exists.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

   This approach to value consists of an analysis of the physical value of the property. The principle of substitution, which forms the underlying rationale of this approach, holds that no prudent person will pay more for a property than the amount with which he can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility.


     In the Cost Approach, the following ten steps are typically employed to reach an estimate of value:

     (1) Estimate the value of the land as though vacant and available to be developed to its highest and best use;

     (2) Estimate the replacement cost of the primary structure(s) as of the effective appraisal date. The estimate includes both direct (hard) costs and indirect (soft) costs;

     (3) Estimate other costs (indirect costs) incurred after construction to bring the new, vacant primary structure(s) up to market conditions and occupancy levels;

     (4) Estimate an appropriate entrepreneurial profit from an analysis of the market;

     (5) Add estimated replacement or reproduction cost, indirect costs, and the entrepreneurial profit, often expressed as a percentage of total direct and indirect costs, to arrive at the total replacement or reproduction cost of the primary structure(s);

     (6) Estimate the amount of accrued depreciation in the structure, which is divided into three major categories; physical deterioration, functional obsolescence, and external obsolescence;

     (7) Deduct the estimated accrued depreciation from the total reproduction or replacement cost of the primary structure(s) to derive an estimate of the depreciated replacement cost;

     (8) Estimate replacement costs and depreciation for any accessory buildings and site improvements, and then deduct the estimated depreciation from the replacement costs of these improvements. Site improvements and minor buildings are often appraised at their net value, i.e., directly on a depreciated cost basis;

     (9) Add the depreciated replacement costs of the primary structure(s), the accessory improvements, and the site improvements to obtain the estimated total depreciated replacement cost of all the improvements; and

     (10) Add the site value to the total depreciated replacement cost of all the improvements to arrive at the indicated value of the fee simple interest in the property.


--------------------------------------------------------------------------------
                                     -46-

                                                                   COST APPROACH
--------------------------------------------------------------------------------

LAND VALUATION

     Depending on the specific appraisal assignment and/or the value being sought, any of the following methods may be used to value land that is vacant or considered to be unimproved or vacant.

     The first method is the Sales Comparison Approach, which is the process of analyzing sales of reasonably similar, recently sold sites in order to derive an indication of the most reasonable and probable market value of the land being appraised.

     The second method is the Land Residual Approach, which is a valuation technique based upon the premise that income can be divided between land and improvements, and that the residual income to the land can then be capitalized into a value.

     A third procedure, the Subdivision Development Method, may sometimes be used to estimate the value of vacant, usually undivided land, through a process of analyzing the cost to development (including profit) and interest carry relative to the anticipated gross income from the retail sales of individual lots or tracts.

     The fourth and fifth methods, the Allocation and Extraction methods, which are two techniques that permit the distribution of the total value or sales price of a property between land and building.

     The last procedure is the Ground Rent Capitalization method, where ground rents can be capitalized at an appropriate rate to indicate the market value of a site.

     Under the right circumstances, any of the preceding methods may be useful in forming the basis of a valid estimate of land value. However, given the availability of sales data, the Sales Comparison Approach is considered to be the best approach toward valuing the subject site. The most widely used and most market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All of the comparable sales were compared on this basis and adjustments were made to the various comparables. On the following page is a summary of the sales we found most comparable to the subject. These are a culmination of reviewing all known industrial subdivision activity in the community in the last three years. Because of the site size, sales within Reynosa were supplemented with the largest known industrial sales in Chihuahua and Juarez that recently occurred.

     As noted earlier, the subject sites are zoned for industrial development under the jurisdiction of Reynosa. The subject sites are similar in location, access, visibility, development potential, but differ in size. This analysis will consider the aggregate area of the subject sites.

     According to our highest and best use analysis, we have concluded single-tenant industrial uses would be the most likely development for the subject sites. Accordingly, a search was conducted for comparable land sales deemed to be conducive to similar development.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

               PARTES TELEVISION REYNOSA, S.A. DE C.V. (ZENITH)
                            Matamoros y Brecha E-99
                           Parque Industrial Reynosa

                             COMPARABLE LAND SALES

====================================================================================================================================
Land         Street Location, Industrial Location         Sale                         Price Per        Land           Land
  Sale             Buyer, City, State                     Date        Sale Price      Square Foot       Acres        Square Feet
====================================================================================================================================
   1         Manimex Park, Reynosa-Matamoros              1997        $1,910,000          $0.24         182.00       7,927,920
             Highway Finsa, Reynosa, Tamaulipas
------------------------------------------------------------------------------------------------------------------------------------
   2         Parque Industrial Reynosa                    1995        $1,100,000          $1.26          20.00         871,200
             Panasonic, Reynosa, Tamaulipas
------------------------------------------------------------------------------------------------------------------------------------
   3         Parque Industrial Reynosa                    1997         $1,400,00          $1.61          20.00         871,200
             Magnatec, Reynosa, Tamaulipas
------------------------------------------------------------------------------------------------------------------------------------
   4         Parque De Complejo de Industrial             1997        $3,700,000          $1.10          77.00       3,354,120
             John Deere Chihuahua, Chihuahua,
             Mexico
------------------------------------------------------------------------------------------------------------------------------------
   5         Salvacar Corridor                            1997        $5,375,000          $2.50          49.36       2,150,000
             SE/Kitcher Electronics Juarez,
             Chihuahua, Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Subj.      Matamoros y Brecha E-99, Parque              N/A                 --             --          91.05       3,966,186
             Industrial Reynosa Zenith, Reynosa,
             Tamaulipas, Mexico
====================================================================================================================================

================================================================================
  Land
  Sale       Comments
================================================================================
   1         This is the purchase of the remaining
             industrial lots within the park. Only
             18 lots were developed, the remainder
             is vacant land.
--------------------------------------------------------------------------------
   2         This reflects the purchase of a single
             improved industrial lot within an
             established industrial park.
--------------------------------------------------------------------------------
   3         Mid-1997 transaction, purchase by
             Kitcher Electronics to construct
             owner/user building
--------------------------------------------------------------------------------
   4         1997 transaction, purchase by Deere
             who constructed owner/user
             building; excess land evident
--------------------------------------------------------------------------------
   5         Mid-1997 transaction, purchase by
             Kitcher Electronics to construct
             owner/user building
--------------------------------------------------------------------------------
  Subj.      10 parcels of land assembled to form
             six building sites.
================================================================================

--------------------------------------------------------------------------------

                                                              COST APPROACH
--------------------------------------------------------------------------------

     The comparables analyzed include five of the largest land sales zoned for industrial development that have occurred in Reynosa, Chihuahua and Juarez in the last 36 months. The preceding table depicts a summary of the land comparables.

     Note that certain adjustments to the sales will be made for comparison purposes, but a degree of subjectivity is involved. We were unable to support the magnitude of the adjustments by paired sales analysis, but the adjustments do reflect our thought processes in comparing one transaction with another.

PROPERTY RIGHTS CONVEYED

     All of the comparable sales involved vacant parcels of land unencumbered by any leases. Therefore, all of the sales set forth herein represent the transfer of the fee simple estate. Consequently, no adjustments are warranted for differences in property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY

     The sales were purchased on an all cash, or cash equivalent basis. Since we are valuing the subject site based on a cash equivalent sale, no adjustment is necessary.

CONDITIONS OF SALE

     Sometimes sales involve certain elements, which motivate the buyer or seller to pay or accept more or less than the market value of the property. When such influences differ from typical market conditions, adjustments are required. All of the comparables were subject to normal (or typical) conditions of sale and required no adjustment.

MARKET CONDITIONS

     An adjustment for market conditions, often referred to as a time adjustment, reflects a change in the market from the sale date of the comparable to the valuation date of the subject property. An analysis of real estate trends indicates that the market for Reynosa has become significantly stronger since the December 1994 devaluation of the Mexican peso.

     Since the mid-1995 oldest sale comparable, rental rates on improved product has remained relatively stable. However, net absorption has increased significantly, but the increased market activity has caused vacancies to increase in light of initial speculative building projects being constructed. But construction costs are just starting to decline due to the competitiveness of the market. It is difficult to measure these factors relative to changes in land value over the last 36 months.

     A review of land sales that have occurred since 1995, indicated a stability in industrial land prices. Further, we could not confirm any pricing changes within the subject's industrial market. Therefore, an adjustment for changes in market conditions could not be supported.

LOCATION

     An analysis of location involves factors such as proximity to a labor force, major thoroughfares, surrounding influences, and area amenities. The proximity to a labor force is critical in a country like Mexico that does not have a good public transportation system and few industrial employees have automobiles.

--------------------------------------------------------------------------------
                                     -49-

                                                                 COST APPROACH
--------------------------------------------------------------------------------

     Sales L-2 and L-3 are industrial sales within the subject industrial park and reflect similar locational characteristics. Sale L-1, is the sale of the Manimex Park, which is more peripheral zoned and considered to have inferior locational characteristics. An upward adjustment is applied to this transaction.

     Sales 4 and 5 are situated within established industrial parks within their respective communities. They are provided all municipal services and typical access and visibility. Overall, no locational adjustments are applied to these sales.

ACCESS/VISIBILITY

     For most industrial properties, easy access, visibility and exposure to a major arterial are helpful but are not paramount for developmental success. However, properties may differ in terms of frontage, access to a heavily traveled arterial or highway access. Values for vacant industrial land are influenced by access to highways. It is our opinion that no adjustments to the comparables are warranted.

ZONING

     Adjustments for zoning can be related to several issues, including density, site coverage (floor area ratio), other restrictions, such as open space requirements, etc. The main focus of adjustment under the zoning category would be for use restrictions. As all of the comparable sales are industrially zoned and would allow a similar industrial development as what exists on the subject site, no adjustment is warranted.

UTILITY

     The analysis of site utility considers such physical characteristics as shape, depth, frontage, plottage, corner influence, topography, zoning, the availability of utility services, and encumbrances, i.e. the overall usability of the land. The shape of a property has the potential to restrict the overall utility. The lack or presence of easements and/or restrictions must also be considered in the comparison process.

     As described previously, the subject site consists of six building sites of irregular configuration, but have level topographies that do not affect the costs of development. All the sales have level topography, which does not increase the costs of development relative to the subject. None of the comparables have any adverse physical factors, such as flood plain, easements, encroachments, or obvious environmental problems, etc., that influenced their respective purchase prices. Like the subject, each of the comparables offer adequate shape, depth and the availability of utility services. However, Sale L-1 is the sale of improved and unimproved industrial land within a park. There are additional costs in improving the remaining lots to bring them to a buildable level. As a result, a large upward adjustment was applied to this comparable.

DENSITY/SIZE

     The subject encompasses 91.05 acres of land; whereas, the comparables range in size from 20.00 to 77.00 acres. Generally, the rule of quantity discount dictates that the larger the

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

size, the smaller the price per unit, all other factors being equal. However, to a certain degree, a larger site will allow greater site flexibility in terms of design and layout and may result in lower development costs because of the economies of scale. The land comparables did not support the need for an adjustment due to variations in size and because the subject consists of six building sites. The following table illustrates the adjustments made to the land comparables.

================================================================================================================
       Land Comparables                          1               2              3              4              5
================================================================================================================
   Unadjusted Sale Price                $1,910,000      $1,100,000     $1,400,000     $3,700,000     $5,375,000
    Property Rights Conveyed                    0%              0%             0%             0%             0%
    Financing Terms                             0%              0%             0%             0%             0%
    Condition of Sales                          0%              0%             0%             0%             0%
    Market Conditions                           0%              0%             0%             0%             0%
                                                --              --             --             --             --
   Total Adjustments                            0%              0%             0%             0%             0%
                                                --              --             --             --             --
   Adjusted Sale Price                  $1,910,000      $1,100,000     $1,400,000     $3,700,000     $5,375,000
   Adjusted Price/Sq. Ft.                    $0.24           $1.26          $1.61          $1.10          $2.50

   Locational & Physical Adjustments
    Location                                  +40%              0%             0%             0%             0%
    Access/Visibility                           0%              0%             0%             0%             0%
    Zoning                                      0%              0%             0%             0%             0%
    Utility                                  +500%              0%             0%             0%             0%
    Density/size                                0%              0%             0%             0%             0%
                                                --              --             --             --             --
   Total Adjustments                         +540%              0%             0%             0%             0%
                                             -----              --             --             --             --
   Final Adjusted Price Sq. Ft.              $1.30           $1.26          $1.61          $1.10          $2.50
----------------------------------------------------------------------------------------------------------------
   Average Price Per Sq. Ft.                 $1.55
================================================================================================================

     The comparable properties range from cash equivalent prices of $0.24 to $2.50 per square foot before the adjustment process. The indicated value of the subject property after making the necessary adjustments, results in a value ranging from $1.10 to $2.50 per foot, with an average of $1.55 per square foot. If Sale L-5 is excluded, the adjusted sales price ranges from $1.10 to $1.61 per square foot, an appropriate range to reflect the market value of the subject.

     We have estimated the subject's market value of $1.30 per square foot for the subject sites. This is only slightly below the average adjusted square foot price and considers most weight was given to the adjusted sale prices of Sales L-2 and L-3. Based upon the subject's highest and best use, it is our opinion the aggregate value of the subject sites are calculated as follows:

     3,966,186 Square Feet x $1.30/Square Feet=           $5,156,041
                                             Rounded      $5,160,000

COSTS OF IMPROVEMENTS

     The subject improvements were evaluated in terms of type of construction, design, and building materials to arrive at an estimate of replacement cost. The cost estimate is inclusive of indirect costs such as architectural and engineering fees, legal fees, inspection fees and closing costs, administrative overhead, the contractor's overhead and profit, as well as the developer's entrepreneurial profit. All direct costs for the base structure and tenant improvements, and the following indirect costs:

--------------------------------------------------------------------------------
                                     -51-

                                                                COST APPROACH
--------------------------------------------------------------------------------

     1. Plans, specifications, site improvements, and building permits, including working engineers' and architects' fees;
     2.   Normal fees and interest on funds during the construction period;
     3.   Sales taxes on materials; and
     4. Contractor's overhead and profit includes workmen's compensation, fire and liability insurance, unemployment insurance, etc.

     Our estimate of replacement cost new for the subject improvements is based on information provided by local developers, general contractors and internal information obtained by Cushman & Wakefield/GCI on recently constructed industrial projects. The interviews with developers and general contractors included an itemized discussion of the applicable costs associated with developing the respective project. Additional consideration for soft costs considered in these costs included administrative and legal.

     Because of the high cost of funds associated with lending institutions in Mexico, that few developer's have access to construction financing, that U.S. financing in Mexico is well below their internal lending institutional levels and that many developers build with cash, construction interest costs were not considered in the analysis.

     Because of similarities in tenants, builders and construction material costs throughout the Frontier communities, recently constructed facilities from the city of Reynosa, Chihuahua, Juarez and Hermosillo were considered. A summary of these recent construction projects are summarized:

--------------------------------------------------------------------------------
                                     -52-

                                                                   COST APPROACH
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                            Building              Building      Size/       Cost/
       Location        Tenant/Builder      Description             Cost        Sq. Ft      Sq. Ft
---------------------------------------------------------------------------------------------------------
Slavarcar Corridor     Nationwide       10% office, 30' clear   $1,250,000     50,000      $25.00
Juarez, Chihuahua      Processing       AC/Evap
--------------------------------------------------------------------------------------------------------
Bermudas Ind. Park     N/A              10% office, 30' clear   $2,300,000    100,000      $23.00
Juarez, Chihuahua                       AC/Evap
--------------------------------------------------------------------------------------------------------
Sin Tierra             Intermex         10% office, 30' clear   $1,150,000     50,000      $23.00
Chihuahua, Chihuahua                    AC/Evap
--------------------------------------------------------------------------------------------------------
C.U.M.                 McCulloch        15% office, 22' clear   $6,396,936    254,960      $25.09
Hermosillo, Sonora                      AC/Evap, Mezzanine
--------------------------------------------------------------------------------------------------------
Parque Industrial      Finsa            10% office, 26' clear   $4,240,000    136,690      $31.00
Reynosa, Tamaulipas                     AC
--------------------------------------------------------------------------------------------------------
Finsa Industrial       Finsa            10% office, 26' clear   $1,550,000     50,000      $31.00
Reynosa, Tamaulipas                     AC
--------------------------------------------------------------------------------------------------------

     The cost comparables suggest a direct building cost range of $23.00 to $25.09 per square foot for an industrial buildings in Chihuahua, Juarez and Hermosillo with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap throughout the building. However, building costs in Reynosa average $31.00 per square foot for a typical 50,000 to 136,690 square foot facility.

     The subject is equipped with an office/cafeteria finish of approximately 12 percent, 15 to 28 foot truss heights and standard manufacturing interior finish.

     Given the subject's large size, a cost range of $28.00 to $31.00 is appropriate. This is similar to $31.00 per square foot cost for typical industrial buildings with 10 percent office finish, 26 foot clear height, and AC is appropriate for the subject. Given the subject's variability in size and tenant finish, we have allocated a replacement cost as documented as follows:

                    ------------------------------------------------------------------------------------
                        BUILDING              SF SIZE             COST/SF               TOTAL COST
                    ------------------------------------------------------------------------------------
                      Plant 12                  454,000             $28.00              $12,712,000
                    ------------------------------------------------------------------------------------
                      Plant 12a                 140,000             $29.00               $4,060,000
                    ------------------------------------------------------------------------------------
                      Plant 13                  222,000             $29.00               $6,438,000
                    ------------------------------------------------------------------------------------
                      Plant 13a                  63,000             $31.00               $1,953,000
                    ------------------------------------------------------------------------------------
                      Plant 26                  100,000             $29.00               $2,900,000
                    ------------------------------------------------------------------------------------
                      Plant 27                  221,000             $30.00               $6,630,000
                    ------------------------------------------------------------------------------------
                             Total            1,200,000                                 $34,693,000
                    ------------------------------------------------------------------------------------

DEVELOPER'S PROFIT
     Developer's profit is difficult to measure in the Frontier communities of Mexico, due to many developer's owning the industrial park (land), build-to-suits have an additional profit percentage on either sales or leases, and developer's are typically the intended tenant of the facility. Only until the last two years were speculative buildings being constructed where developer's profit could be accurately measured, however, few developer's have access to the necessary capital to conduct this on a large scale. Currently, Security Capital is one of the only developer's conducting build-to-suits throughout the country.

--------------------------------------------------------------------------------
                                     -53-

                                                                 COST APPROACH
--------------------------------------------------------------------------------


     Based on recently constructed projects, developer's profit is ranging from 12 to 20 percent of total project costs. In cases where profit falls around 12 percent, the developer also has equity in the land that increases their return. However, the market has recently become more competitive, requiring slight reductions in developer's profits to the range of 12 to 16 percent. Only those developers with construction financing below 12 percent or provide build-to-suit buildings that are subsequently leased at rates above $5.25 per square foot, can their yields increase above 18 percent.

     The project developer should anticipate a 12.5 percent profit on the total building cost, excluding land. This is at the lower end of the range, due to large building size and the economies of scale associated with construction management. The inclusion of a 12.5 percent developer's profit reflects the entrepreneurial profit/incentive to construct the project and is inherent in supporting the development feasibility for income producing properties.

ESTIMATE OF ACCRUED DEPRECIATION
     Accrued depreciation is the difference between the cost new of improvements and the current value of those improvements. Depreciation includes value losses in three basic categories: (1) physical deterioration, (2) functional obsolescence, and (3) external obsolescence.

     The subject improvements are estimated to have an overall economic life expectancy of approximately 45 years. Based on our observations, the effective age of the improvements is 12 years. Therefore, the remaining economic life of the improvements is 33 years. The use of the economic age-life method of estimating deterioration projects a deduction of 26.7 percent (12 years/40 years).

     Functional or external depreciation was not considered due to the nature of the building improvements and their modern design.

                         SUMMARY OF THE COST APPROACH

               Total Cost Improvement                       $34,693,000

               Plus: Developer's Profit                      +4,336,625
               Less: Accrued Depreciation (Cost only)        -9,263,031
                                                             ----------
               Depreciated Value of the Improvements        $29,766,594
               Add: Land Value                                5,160,000
                                                             ----------
               Total Property Value                         $34,926,594

               Rounded to:                                  $34,930,000

     This value estimate equates to a square foot value of $29.11.


--------------------------------------------------------------------------------
                                     -54-

                                                     SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

     In the Sales Comparison Approach, we estimated value by comparing this property with similar, recently sold properties in the Frontier communities of northern Mexico. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

     By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps involved in the application of this approach are as follows:

     (1) Researching recent, relevant property sales and current offerings throughout the competitive area;

     (2) Selecting and analyzing those properties considered most similar to the subject, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional or locational factors;

     (3) Identifying the sales that include favorable financing and calculate the cash equivalent price;

     (4) Reducing the sale prices to common units of comparison, such as price per square foot of building area (in this case gross leasable area);

     (5) Making appropriate adjustments between the comparable properties and the property appraised; and

     (6) Interpreting the adjusted sales data and draw a logical value conclusion.

     The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All comparable sales were analyzed on this basis. We present on the following page a summary of the improved properties we compared with the subject property.

ANALYSIS OF SALES

     Our market investigations began with an investigation of improved sales that had occurred in the Reynosa area over the last several years. However, due to low vacancy resulting from minimal tenant turnover, that most build to suit projects have the original tenant still occupying the property and that all speculative buildings being constructed are for lease, few sales have occurred within the immediate community of Juarez. The building sales investigation was expanded to include a search of industrial sales in northern Mexico communities that also offer similar typed industrial projects, primarily Chihuahua, Juarez, Matamoros, and Reynosa. The criterion we used was improved sales of modern manufacturing facilities that are appropriate for maquiladora operations.

--------------------------------------------------------------------------------
                                     -55-

              PARTES TELEVISION DE REYNOSA, S.A. DE C.V. (ZENITH)
                            Matamoros y Brecha E-99
                           Parque Industrial Reynosa

                           COMPARABLE BUILDING SALES

=============================================================================================================================
                                                       SALE     BLDG. SIZE                  PRICE      PERCENT   EFFECT
   NO.   LOCATION/TENANT                               DATE      (SQ.FT)     SALE PRICE     SQ.FT      FINISH     AGE
-----------------------------------------------------------------------------------------------------------------------------
   1      Av. Miguel de Cervante No. 140              March      229,327    $4,000,000      $17.44       15%       11 yrs.
          Chihuahua, Mexico  Vacant                    1996
-----------------------------------------------------------------------------------------------------------------------------
   2      Parque de Complejo de Industrial            April      107,000    $9,300,000      $86.92       28%       New
          Chihuahua, Mexico  John Deere                1997                 $5,845,668*     $54.63*

-----------------------------------------------------------------------------------------------------------------------------
   3      Los Americas (Nelson Building)            Late-1997     92,000    $1,750,000      $19.02       10%      10 yrs.
          Parque Industrial Los Americas
          Chihuahua, Mexico  D&B to Am. Industries

-----------------------------------------------------------------------------------------------------------------------------
   4      NEC Av. Ohio and Av. Del Obreno              July       35,596    $1,650,000      $46.35       10%       7 yrs.
          Parque Industrial del Norte                  1995                 $1,150,000      $32.31*    80% AC
          Matamoros, Mexico  Daniel Industries
-----------------------------------------------------------------------------------------------------------------------------
   5      Av. Ponienie                               January      46,960    $1,597,000      $34.75    100% AC      3 yrs.
          Ciudad Industrial                            1995
          Matamoros, Mexico  United Technologies
-----------------------------------------------------------------------------------------------------------------------------
   6      Boulevard Gomez Morin                      Available    25,390    $  650,000      $25.60     10%        17 yrs.
          Juarez, Mexico  Vacant

-----------------------------------------------------------------------------------------------------------------------------
   7      Avenue de las Torres                       February     52,000    $2,300,000      $44.23     10%         New
          Salvarcar Corridor                           1998
          Juarez, Mexico National Processing Company
-----------------------------------------------------------------------------------------------------------------------------
   8      Bermudas Industrial Park                     June      100,000    $3,100,000      $31.00     10%       Under
          Juarez, Mexico  Build-to-Suit                1998                                                      Constr.
-----------------------------------------------------------------------------------------------------------------------------
   9      Cleo Building                              Available    83,000   $2,822,000       $34.00     5%          7 yrs.
          Parque Industrial Park
          Reynosa, Mexico  Cleo
-----------------------------------------------------------------------------------------------------------------------------
  10      Parque Industrial Park                     Mid-1996     83,000   $4,200,000       $50.60    15%          8 yrs.
          Reynosa, Mexico  Data Comp
-----------------------------------------------------------------------------------------------------------------------------
  11      Finsa Industrial Park                        June       50,000    $1,700,000      $34.00    10%           New
          Reynosa, Mexico  AMMEX                       1998
-----------------------------------------------------------------------------------------------------------------------------
 Subj.    Matamoros y Brecha E-99,                     N/A      1,200,000           --          --     5%         10 yrs.
          Reynosa Industrial Park
          Reynosa, Mexico  Zenith
=============================================================================================================================

====================================================================================================================

   NO.   LOCATION/TENANT                              OCCUPANCY                 COMMENTS
--------------------------------------------------------------------------------------------------------------------
   1      Av. Miguel de Cervante No. 140                Vacant        Distressed sale of vacant building
          Chihuahua, Mexico  Vacant
--------------------------------------------------------------------------------------------------------------------
   2      Parque de Complejo de Industrial             Owner-         77 acre site purchased for
          Chihuahua, Mexico  John Deere               occupant        $3.7M, Build-to-suit for owner/tenant

--------------------------------------------------------------------------------------------------------------------
   3      Los Americas (Nelson Building)               Owner-         Asking price was $2,100,000,
          Parque Industrial Los Americas              occupant        12 month marketing period,
          Chihuahua, Mexico  D&B to Am. Industries                    250,000SF site, sprinklered,
                                                                      cafeteria
--------------------------------------------------------------------------------------------------------------------
   4      NEC Av. Ohio and Av. Del Obreno             Investor        9.14 acres of excess land,
          Parque Industrial del Norte                                 masonry bdlg., good condition
          Matamoros, Mexico  Daniel Industries
--------------------------------------------------------------------------------------------------------------------
   5      Av. Ponienie                                 Owner-         Buyer offered $0.44/SF/Mo
          Ciudad Industrial                           occupant        Lease prior to purchase,
          Matamoros, Mexico  United Technologies                      masonry/metal constr.
--------------------------------------------------------------------------------------------------------------------
   6      Boulevard Gomez Morin                       Vacant          Brick and concrete building
          Luarez, Mexico  Vacant                                      with 10' clear. Functional
                                                                      deficiencies noted.
--------------------------------------------------------------------------------------------------------------------
   7      Avenue de las Torres                         Owner-         Evap. Warehouse, Restra
          Salvarcar Corridor                          occupant        walls, tin roof, 2 docks, Build-
          Juarez. Mexico National Processing                          to-suit for owner/tenant
          Company
--------------------------------------------------------------------------------------------------------------------
   8      Bermudas Industrial Park                     Owner-         Build-to-suit for owner/tenant
          Juarez, Mexico  Build-to-Suit               occupant        not completed at inspection
--------------------------------------------------------------------------------------------------------------------

   9      Cleo Building                                Vacant         Tilt and masonry, B.U roof,
          Parque Industrial Park                                      manufacturing bldg.
          Reynosa, Mexico  Cleo
--------------------------------------------------------------------------------------------------------------------
   10     Parque Industrial Park                       100%           2-tenant bldg., 26,900 SF
          Reynosa, Mexico  Data Comp                    68%**         recently vacated; $0.52 avg.
                                                                      lease rate; 11.6% OAR
--------------------------------------------------------------------------------------------------------------------
   11     Finsa Industrial Park                       Owner-          Build-to-suit for owner/tenant;
          Reynosa Mexico  AMMEX                      occupant         not completed at inspection
--------------------------------------------------------------------------------------------------------------------
 Subj.    Matamoros y Brecha E-99,                    Owner-          Build-to-suit for owner/tenant,
          Reynosa Industrial Park                    occupant
          Reynosa, Mexico  Zenith
====================================================================================================================

  *Adjusted to reflect exclusion of excess land        ** Current occupancy

                                                     SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

     Our search included interviews with the following brokerage firms; Enrique Portillo with Cushman & Wakefield/GCI, CB Commercial and Binswanger. We also interviewed the managers of the major industrial parks within the respective communities, the maquiladora managers of most of the property sales and industrial developers with Security Capital and Finsa.

     This sales search uncovered nine sales and two listings within the respective communities that could be used for comparison. These sales are of typical maquiladora industrial facilities which ranged in size from 25,390 to 229,327 square feet and in effective age from new to 17 years. All, but Sale 10, are designed for single tenant occupancy.

     Two of the comparables were actually under construction at the time of inspection and represent build-to-suit transactions, as do two other comparables. Because of the lack of improved inventory available for sale or lease, maquiladora and typical industrial users typically employ a developer to construct a facility, which they will buy upon completion. This provides the developer with a sure sale and provides the buyer with a building designed for their specific manufacturing use. Many buyers have had to default to this process due to the absence of available buildings, the lack of market knowledge, real estate surveys and individuals knowledgeable of all segments of the market.

     With respect to the overall analysis, it appears the variance in sale prices is primarily associated with the quality of the building, if the build-to-suit design created added building costs and if the building is vacant. A vacant building within these markets reflects a somewhat distressed sale that the market discounts substantially. However, it is important to address each property in terms of the conventional sequence of adjustments relative to the subject. The following analysis primarily concentrates on differences meriting adjustment.

PROPERTY RIGHTS CONVEYED

     All but Sale 10 are single tenant facilities that were vacant at the time of sale or purchased as an owner occupant and sold in fee simple. The fee simple interest of the subject is also under consideration. Sale 10 was a two tenant facility with contract lease rates at market levels. A market rent equivalency adjustment is not appropriate and no adjustment is warranted for property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY

     According to our conversations with parties familiar with the transactions, the financing for the sales were cash to the seller. No adjustment is warranted for financing.

CONDITIONS OF SALE

     We identified no special motivational conditions concerning the comparable sales. Therefore, in our opinion, no adjustments are warranted for special motivational conditions.

TIME(MARKET CONDITIONS)

     Changes in market conditions may be caused by fluctuations in supply and demand, inflation, deflation or other factors. Market conditions generally change over time and,

--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

therefore, changes in market conditions from specific past sales should be considered when making a comparative analysis of the property at the valuation date.

     Only sales that occurred after the devaluation of the peso in December 1994 were considered in this analysis. The sales reflect transactions occurring from January 1995 to two projects currently available. Although demand continues to increase in all of the communities in which the sales are situated, adjustments for changes in market conditions cannot be sustained.

OTHER
     The additional adjustments needed for the comparables are described for each property, with most involving location, condition, age/quality issues or economic characteristics. All sales will be analyzed after the adjustment for excess land, if appropriate. The chart at the end of this analysis will then summarize the comparisons.

     Sales 1, 2 and 3 are situated in the community of Chihuahua, within the state of Chihuahua. Although considered a Frontier community, it is closer to the interior of the country than any communities where sales were included. The result is a lower labor cost and lower employee turnover. Building costs are lower due to the use of evaporative coolers in the warehouse/manufacturing area and lower construction labor costs. Two of the Sales, 1 and 3, produced the lowest square foot prices of the comparables. However, Sale 2, a build-to-suit produced the highest square foot price of the comparables. But this is due to the enhanced physical characteristics of the facility, rather than a superior location. As a result of the previous discussion, these sales were adjusted upward to reflect their location in a community with lower industrial costs.

     Sales 4 and 5 are situated in Matamoros, a maquiladora community immediately south of Brownsville, Texas and also within the state of Tamaulipas. This is Reynosa's directly competing maquiladora market and has similar building owners, developers, costs of construction, rental rates and only slightly higher land values. As such, building sale prices are similar to those reflected in Reynosa. These sales are considered reliable comparisons to the subject.

     Sales 6, 7 and 8 are situated in Juarez, the largest industrial market were sales could be derived. Although land costs are slightly higher than those in Reynosa, building costs are lower. Also, industrial rental rates are similar. As such, no adjustment was made to these comparables.

     Sales 9, 10 and 11 are also situated in Reynosa. These sales similar to the subject in locational characteristics.

     Sale 1 reflects an older transaction within Chihuahua that was vacant at the time of sale. It is also one of the largest buildings in the community and reflected a building with considerable physical deterioration. The buyer subsequently remodeled the interior at considerable cost. The $17.44 per square foot price reflects the sale of a vacant building in need of remodeling. It is inferior to the subject in physical characteristics. As a result of this comaprable's location in an

--------------------------------------------------------------------------------

                                                     SALES COMPARISON APPROACH
--------------------------------------------------------------------------------


     inferior market, coupled with its inferior physical characteristics, a large upward adjustment is warranted.

     Sale 2 consists of the John Deere Cos. recently completed 107,000 square foot light assembly/distribution/office facility. This project opened in April 1997 and took about 9 months to complete. The construction cost was $5,600,000 or $52.34 per square foot, however the project had 30,000 square feet of office (28%) build-out and some specialized tenant improvements. This facility is located in the Parque De Complejo De Industrial and according to our source is located on arguably the best site within the park. The facility is situated on 77 acres, which was purchased for $3,700,000 or $1.10 per square foot. A considerable portion of the land area is excess land and could be resold. An adjustment was made to the price, however at $54.63 per square foot reflects a newer facility with no physical deterioration, has a higher office finish and generally represents a superior facility. Thus, the subject warrants a market value well below $54.63 per square foot.

     Sale 3 consists of a building totaling 92,000 square feet and is situated on 250,000 square feet of land. The initial asking price was $2,300,000, while the contracted sale price was $1,750,000, or $19.02 per square foot of building area. The building was marketed for approximately 12 months and sold in the fall of 1997. This vacant building was approximately 10 percent office build-out, fully sprinklered, had ground mounted air washers (100 percent), a cafeteria and a functional open production area. There is some added land for expansion, but its proximity to the building would make a sale difficult, therefore no excess was considered. At $19.02 per square foot, this comparable warrants an upward adjustment for its location in an inferior market to reflect the market value of the subject.

     Sales 4 and 5 reflect industrial building purchases of similar facilities in Matamoros. They range in price from $32.31 to $34.75 per square foot. These sales reflect slightly newer construction, with slightly less physical deterioration. In summary, the subject warrants a market value slightly below $32.31 per square foot, as indicated by these sales.

     Sales 6, 7 and 8 are situated in Juarez, with Sales 6 and 8 located within the Bermudas Industrial Park and Sale 7 within the Salvacar Corridor. Sale 6 is the listing of a 25,390 square foot industrial facility than is 17 years old and has noted functional deficiencies, including low ceiling heights and partitioned interior. At $25.60 per square foot, this price represents the extreme lower range of what is appropriate for industrial facilities in Juarez and warrants an upward adjustment to reflect the market value of the subject. Sale 7 is a new facility and Sale 8 is under construction, both build-to-suit projects where the buyer is purchasing the property upon completion of construction. At $44.23 and $31.00, they represent slightly superior projects as compared to the subject.

     Sales 9, 10 and 11 are industrial facilities situated in Reynosa. Sale 9 reflects a vacant 83,000 square foot building that is available for sale. Its square foot asking price is less reliable for comparison. Sale 10 is an 8 year old facility, also 83,000 square foot in size and the only multitenant facility considered for comparison. It has a higher office finish. At $50.60 per square foot, this represents the extreme upper market value of maquiladoras in the Frontier communities. Sale 11 is a build-to-suit facility that is under construction and will be purchased

--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

     by the tenant at completion. At $34.00 per square foot, a downward adjustment is made to reflect the market value of the subject due to its new construction.

SUMMARY

     Overall, Sales 1,3 and 6 at $17.44, $19.02 and $25.60 reflect inferior comparisons and warrant upward adjustments to reflect the market value of the subject. Sales 4, 5, 8, 9 and 11 with a square foot price range from $31.00 to $34.00 per square foot reflect slightly superior comparisons and warrant only a slight downward adjustment. Sales 2, 7 and 10 with a square foot price range from $44.23 to $54.63 per square foot reflect superior comparisons. Thus, a market value between $25.60 to $31.00 per square foot is appropriate for the subject. Discussions with industrial brokers from the respective firms previously noted indicated that this is a reliable indication of market value for the subject. However, some consideration must be given to the individual building sizes at the conclusion of this analysis.

                           IMPROVED SALES COMPARISON

     =======================================================================
                                                Sales     Overall Rating
       Comp.                                    Price     Relative to
        No.            Property                Per SF*    The Subject*
     =======================================================================
        1    Av. Miguel de Cervante No. 140    $17.44        Inferior
             Chihuahua, Mexico
     -----------------------------------------------------------------------
        2    Parque de Complejo de Industrial  $54.63        Superior
             Chihuahua, Mexico
     -----------------------------------------------------------------------
        3    Los Americas (Neilson Building)   $19.02        Inferior
             Chihuahua, Mexico
     -----------------------------------------------------------------------
        4    NEC Av. Ohio and Av. Del Obreno   $32.31   Slightly Superior
             Matamoros, Mexico
     -----------------------------------------------------------------------
        5    Av. Poniente                      $34.75   Slightly Superior
             Matamoros, Mexico
     -----------------------------------------------------------------------
        6    Boulevard Gomez Morin             $25.60        Inferior
             Juarez, Mexico
     -----------------------------------------------------------------------
        7    Avenue de las Torres              $44.23        Superior
             Juarez, Mexico
     -----------------------------------------------------------------------
        8    Bermudas Industrial Park          $31.00   Slightly Superior
             Juarez, Mexico
     -----------------------------------------------------------------------
        9    Cleo Building                     $34.00   Slightly Superior
             Reynosa, Mexico
     -----------------------------------------------------------------------
       10    Parque Industrial Park            $50.60        Superior
             Reynosa, Mexico
     -----------------------------------------------------------------------
       11    Finsa Industrial Park             $34.00   Slightly Superior
             Reynosa, Mexico
     -----------------------------------------------------------------------

     *The rating evaluation considers the net effect of all adjustments on a per unit after the exclusion of excess land a prior to adjustments for the subject's larger building size.

     Based on the preceding analysis, an estimated value of $28.50 to $30.50 per square foot is considered reasonable for the subject building improvements. We have included the estimated

-------------------------------------------------------------------------------
                                     -60-

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

market value of the subject buildings individually to arrive at a market value of the fee simple interest in the subject property. Therefore, the subject's total value via the sales price per square foot of building area methodology is:

          ----------------------------------------------------------
          BUILDING       SF SIZE        VALUE/SF       TOTAL VALUE
          ----------------------------------------------------------
          Plant 12       454,000        $28.00         $12,712,000
          ----------------------------------------------------------
          Plant 12a      140,000        $29.50         $ 4,130,000
          ----------------------------------------------------------
          Plant 13       222,000        $29.50         $ 6,549,000
          ----------------------------------------------------------
          Plant 13a       63,000        $30.50         $ 1,921,500
          ----------------------------------------------------------
          Plant 26       100,000        $30.00         $ 3,100,000
          ----------------------------------------------------------
          Plant 27       221,000        $29.50         $ 6,519,500
          ----------------------------------------------------------
               TOTAL   1,200,000                       $34,932,000
                                       ROUNDED         $34,930,000
          ----------------------------------------------------------

This value estimate equates to a square foot value of $29.11.

--------------------------------------------------------------------------------
                                     -61-

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

     The subject facility contains approximately 1,200,000 square feet. The quality of construction is considered to be average for this facility considering its age and architectural style. The subject was designed for single-tenant occupancy, specific to the current tenant's needs. Although the market has historically consisted of owner occupied buildings, speculative facilities only available for lease and build-to-suit facilities that are leased, rather than sold to the user are now prevalent in the market. Therefore, using the Income Approach can provide a reasonable estimate of market value for the subject. Below, we have discussed the process used to estimate market value.

     Properties such as the subject have been leased on a triple net basis, with the tenant paying all operating expenses. If available, the subject would lease on a triple net basis and reflect a market rental rate similar to other leased and available industrial projects in the Reynosa industrial market. We, therefore, have elected to look at lease rates with triple net terms. In an effort to estimate market rent for the subject, a search was conducted of only industrial facilities which were leased or available for lease in Reynosa and Matamoros that could provide a general indication of market rent.

     Our search uncovered 33 lease comparables that have occurred since the beginning of 1995 and May 1998. There are also seven speculative buildings under construction that will come available from May to November 1998 and are currently available for lease. We concentrated on leased facilities over 95,000 square feet in size for comparison. This information is shown in the Industrial Rent Comparable Summary below.

                      INDUSTRIAL RENT COMPARABLE SUMMARY

=====================================================================================================
                    TENANT/                      BUILDING       TERM       LEASE     ANNUAL LEASE
  COMP             LOCATION                      SIZE (SF)     (YEARS)     DATE       RATE (NNN)
-----------------------------------------------------------------------------------------------------
   1      Cleo Building                           83,000           7       June        $5.85
          Parque Industrial Park, Reynosa                                  1998
-----------------------------------------------------------------------------------------------------
   2      Data Comp                              100,000           7       1997        $6.24
          Parque Industrial Park, Reynosa
-----------------------------------------------------------------------------------------------------
   3      MagnaTech                              136,690          10        May        $5.52
          Parque Industrial Park, Reynosa                                  1998
-----------------------------------------------------------------------------------------------------
   4      AYUSA                                   46,960           7       1995        $5.28
          Avenue Poniente, Matamoros
-----------------------------------------------------------------------------------------------------
   5      Confidential                            50,000           5     February      $5.40
          Finsa Industrial Park, Reynosa                                   1998
-----------------------------------------------------------------------------------------------------
  Subj.   Matamoros y Brecha E-99,             1,200,000          --        --          --
          Aeropuerto Industrial Park
=====================================================================================================

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------


   Trying to compare the rent comparables on a point-by-point basis to the individual subject improvements is difficult, since some are built-to-suit arrangements were the tenant provided some of the capital associated with construction. However, to the best of our knowledge, the lease rates are current and reflect the leasing activity of improved industrial properties. The subject is occupied by an owner/user. Therefore, the comparables are discussed in a general manner.

   The comparables are all smaller in size than the subject. However, these properties have physical amenities that are generally similar to the subject. Age, clear height and percent office build-out also vary, but the market data does not present a clear rental rate variation for these differences.

   Rent Comparables 1, 2, 3 and 5 are situated in Reynosa, within the Parque and Finsa industrial parks. All have similar interior subdivision access, availability of utilities and municipal services. They produced a range in rental rates from $5.40 to $6.40 per square foot. Rent Comparable 5 is one of three leases that was negotiated within the Finsa Industrial Park in the last year at rates of $5.40 to $5.52 per square foot. Rent Comparable 4 is situated in Matamoros and reflected the older lease of a 46,960 square foot facility for $5.28 per square foot. It was given less consideration in the estimation of the subject's market value.

   A quantitative comparison of these properties with the subject property would be very subjective, particularly relating to an adjustment for the subject's large size. However, utilizing a market rate slightly below the lower range as represented by the leases within Reynosa, we have concluded that the subject's reasonable market rent is $5.35 per square foot.

VACANCY

   Vacancy rates in the Reynosa industrial market were discussed in the Market Analysis section. Vacancy rates have increased slightly in the city and subject's submarket in the last two years, currently standing at around three percent. However, we expect vacancy levels will increase Reynosa in the next 12 months and it is likely that the subject's submarket will be affected. Because the subject is configured for up to six-tenant occupancy, we would expect its initial marketing to adversely affect the submarket and metro vacancy rate. Coupled with the amount of speculative construction being undertaken, increased vacancy can be expected over a typical holding period. Therefore, we have projected stabilized vacancy to be 6.0 percent.

EXPENSES

   We have estimated market rent on a triple net basis. Therefore, the landlord is responsible for a limited amount of expenses. These expenses are listed and discussed below.

     Management - Professional management fees were obtained from Cushman & Wakefield/GCI and Finsa. Reportedly, management fees range between 0.5 percent and 2.0 percent of effective gross income for multitenant industrial



--------------------------------------------------------------------------------
                                     -63-

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

          facilities and a flat fee of $75,000 to $150,000 for the management of industrial parks with 20 to 40 facilities. We assume professional management will be required in the operation of this property on a limited basis. Therefore, we estimate management expense at 1.0 percent.

          Reserves for Replacement - This item is for replacement of major building components, such as air conditioners, roofing, plumbing, etc. This expense item usually ranges between $0.02 and $0.08 per square foot of building area. We have allocated $0.05 per square foot of total building area per year, or $60,000 annually.

          Miscellaneous - This expense category includes legal and accounting services, real estate taxes and insurance costs during periods of vacancy, telephone and other expense items not included in other classifications. This expense item is estimated to be 2.0 percent of effective gross income.

     Following is an Income and Expense Summary using the above discussed income and expense items.

                          INCOME AND EXPENSE SUMMARY

     Potential Gross Income
         1,200,000 S.F. @ $5.35/S.F./Year                        $6,420,000
         Less Vacancy (6%)                                         -385,200
                                                                   --------
     Effective Gross Income                                      $6,034,800
     Less Operating Expenses:
         Management (1%)                          $ 60,348
         Reserves ($0.05/S.F.)                      60,000
         Miscellaneous (2%)                        120,696
                                                   -------
     Total Operating Expenses                                      -241,044
                                                                   --------
     NET OPERATING INCOME                                        $5,793,756

DIRECT CAPITALIZATION

     Direct capitalization is used whereby we have assumed all the improvements are leased at a market rental rate, with the appropriate deductions for vacancy and owners expenses under net lease terms. Because some of the sales used in our analysis were owner/user properties, capitalization rates were not always available. However, those sales were capitalization rates could be obtained are summarized:

                    SUMMARY OF OVERALL CAPITALIZATION RATES
                     =====================================
                         SALE      CAPITALIZATION RATE
                     -------------------------------------
                         1-4                 15.7%
                     -------------------------------------
                         1-5                 14.3%
                     -------------------------------------
                         1-10                11.6%
                     =====================================

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

   Sale 1-4 reflects the purchase of a vacant building that was subsequently leased. At 15.7 percent, this reflects the appropriate overall rate for a vacant building in the Frontier communities oriented toward maquiladora occupancy. Sale 1-5 produced an overall rate of 14.3 percent, based on the asking lease rate at the time of purchase. The potential tenant actually decided to purchase the facility and conducted some remodeling at their cost. The seller would have had to provide this additional cost if the buyer would have leased the facility, which would have pushed the rental rate upward. Thus, a 14.3 percent overall rate reflects the low end of the range. The buyer and seller of Sale 1-10 indicated that the purchase price was above market levels. This was due to some internal motivations, which could not be confirmed, and pushed the overall rate downward. An overall rate of 11.6 percent is unrealistically low to use in capitalizing net income into value within the Mexico industrial market.

   Another way of deriving overall rates is through the analysis of build-to-suit facilities, where the facility upon completion is subsequently leased to the tenant. Examples of industrial facilities currently under construction and available for lease are summarized:

                            BUILD-TO-SUIT ANALYSIS
        CONSTRUCTION COSTS, INCOME ANALYSIS AND RESULTING OVERALL RATE

======================================================================================================
                                                  Building       Project        Approximate    Overall
  Comp                 Project                    Size (SF)        Cost         Net Income*     Rate
------------------------------------------------------------------------------------------------------
   1      Morelea, Juarez                            60,000      $2,400,000     $313,140       13.0%
------------------------------------------------------------------------------------------------------
   2      Salvacar Industrial Park, Juarez           63,504      $2,032,128     $340,400       16.6%
------------------------------------------------------------------------------------------------------
   3      Juan Gabriel, Juarez                       84,000      $2,772,000     $470,000       17.0%
------------------------------------------------------------------------------------------------------
   4      Magnatec, Reynosa                         136,690      $5,640,000     $710,420       12.6%
======================================================================================================

   *Net income is based on asking or contract rent, market vacancy and expenses.

   Developers are obtaining overall rates of 12.6 percent to 17.0 percent on their build-to-suit projects. However, many own the industrial park and enhance their yields considerably due to a lower cost basis in the land. The average rate for the four comparables noted is 14.9 percent, versus 13.9 percent for the three sales previously noted. It can be concluded that developers are making an additional yield around 1.0 percent. It can be concluded that capitalization rates for industrial product ranges from 11.6 percent to 17.0 percent for institutional-grade properties. However, the subject is one of largest industrial maquiladoras in any Frontier city and as such, provides an additional degree of risk typically not associated with a 50,000 to 150,000 square foot facility. Given the subject's large size, we have selected an overall rate of
16.5 percent as applied below.

                             DIRECT CAPITALIZATION
           ========================================================
            Net Operating Income                       $ 5,793,756
           --------------------------------------------------------
            Divided by Overall Capitalization Rate           16.5%
           --------------------------------------------------------
            Indicated Value                            $35,113,673
           --------------------------------------------------------
            Rounded to:                                $35,110,000
           ========================================================

   Thus, the value indication, via Income Approach, of the subject is estimated to be $35,110,000 on a cash equivalent basis.

--------------------------------------------------------------------------------

                                       RECONCILIATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

Value indications for the subject property by the approaches to value are indicated as follows:

     Cost Approach                                     $34,930,000
     Sales Comparison Approach                         $34,930,000
     Income Approach                                   $35,110,000

     In the reconciliation, each approach to value is reviewed in order to determine the reliability of the data in each and to weigh that approach best represents the actions of typical users and investors in the market.

     The Cost Approach is generally a very reliable estimate of value in a stable economy and when the subject is new construction with little or no depreciation to be estimated. However, the subject property has suffered from some physical deterioration due to its physical and effective age. Regardless, the availability of cost information was reliable and land comparables provided a reliable land value estimate. Because a particular purchaser of the subject would rely less on this approach, we have given it least consideration.

     The Sales Comparison Approach is based on the principle of substitution, which implies that a prudent person will not pay more to buy a property than it would cost to buy a comparable substitute property. The subject property, as improved, was compared with other industrial building sales. The lack of uniformity in the market make it somewhat difficult to objectively adjust the comparables. However, their was adequate sales transactions to rely on, and their square foot prices bracketed an appropriate value indication for the subject. Based on the availability and reliability of the data, coupled with the fact that the subject would likely be purchased by an owner user, the sales comparison approach was given most emphasis in the estimation of market value.

     Given its size, the subject is less suited to an analysis by direct capitalization. However, a substantial amount of market data was available that could be relied upon. If the subject were bought and sold in the investment market, this approach is very reliable. However, given its single tenant orientation, coupled with its large size, the subject is less desirable to the investment market. Thus, we have given it secondary consideration.

     Therefore, giving most weight to the indication of value via the Sales Comparison Approach, it is our opinion that the market value of the fee simple estate in the subject property, contingent upon the assumptions inherent in this report, as of May 28, 1998, is:

           THIRTY FOUR MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS
                                  $34,950,000

MARKETING TIME
     Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas

--------------------------------------------------------------------------------
                                     -66-

                                       RECONCILIATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

exposure time, as defined below, is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a prediction of a date of sale.

     We have concluded that a marketing period of 12 to 18 months would be required in order to sell the subject property. This reflects the marketing time exhibited by the sale which have been included. The value conclusion expressed in this report is based on the current market conditions, but the large size and length of time required to conduct due diligence would extend the marketing period to at least 12 months.

EXPOSURE TIME

     Under paragraph 3 of the Definition of Market Value, the estimate presumes that "...a reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal. We have estimated the appropriate exposure time for the subject property to be approximately 12 to 18 months.

LIQUIDATION VALUE

     At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. Considerable due diligence would need to be conducted in order to complete a transaction within this period, requiring additional costs associated with the transaction. Further, an intense international marketing campaign would have to be undertaken and potential purchasers targeted within one to two months. Because few firms have this capability, a deduction to the market value would be required.

     Enrique Portillo with Cushman & Wakefield/GCI indicated a deduction of $2.00 to $5.00 per square foot would be required to entice a buyer to close in such a quick period. This would substantiate a deduction of approximately $2,400,000 to $6,000,000 and reduce the market value estimate to a range of $28,950,000 to $32,550,000, or a midpoint of $30,750,000. However, the lack of existing vacant product in the market would provide additional incentive to market participants and we have estimated the liquidation value at the upper range of the adjusted values. Therefore, the estimate of liquidation value, as of the date of appraisal and assuming a six month sale period, is:

            THIRTY-ONE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS
                                  $31,850,000


--------------------------------------------------------------------------------
                                     -67-

                                         ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

          Appraisal means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

          Property means the subject of the Appraisal.

          C&W means Cushman & Wakefield, Inc., or its subsidiary that issued the Appraisal.

          Appraiser(s) means the employees of C&W who prepared and signed the Appraisal.

          The Appraisal has been made subject to the following assumptions and limiting conditions:

     (1) No responsibility is assumed for the legal description or for any matters that are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

     (2) The information contained in the Appraisal or upon which the Appraisal is based, has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

     (3) The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the appraisal or the identity of the Appraiser shall be conveyed to the public through advertising public relations, news, sales or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

     (4) The Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

     (5) The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to

--------------------------------------------------------------------------------
                                     -68-

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

          discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and
          (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

     (6) The Appraiser or other person identified in the Appraisal bases the physical condition of the improvements considered by the Appraisal on visual inspection. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

     (7) The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual leases. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractural rights of parties.

     (8) The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, evisions for the future in terms of rental rates, expenses, and supply and demand.

     (9) Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

     (10) If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

     (11) Unless otherwise stated in the appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

--------------------------------------------------------------------------------
                                     -69-

                                         ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

We certify that, to the best of our knowledge and belief:

     (1) Michael L. Miller, MAI, has inspected the property and prepared the report.

     (2)  The statements of fact contained in this report are true and correct.

     (3) The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

     (4) We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

     (5) Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

     (6) No one provided significant professional assistance to the persons signing this report.

     (7) Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

     (8) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     (9) As of the date of this report, Michael L. Miller, MAI has completed requirements of the continuing education program of the Appraisal Institute.

     (10) We have sufficient knowledge and expertise to appraise the subject property.

Michael L. Miller, MAI
Director
Valuation Advisory Services

--------------------------------------------------------------------------------

                                                                         ADDENDA
--------------------------------------------------------------------------------

                              SUBJECT PHOTOGRAPHS
                                 LOCATIONS MAP
                                BUILDING PLANS
                          QUALIFICATIONS OF APPRAISER

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                                     -71-
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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

                    Looking south at the subject property.



                             [PHOTO APPEARS HERE]

                            Front view of offices.
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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

                          View of site improvements.


                             [PHOTO APPEARS HERE]

                               View of Plant 12.
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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

               Subject bridge crossing between Plants 12 and 13.



                             [PHOTO APPEARS HERE]

           View of subject bridge crossing between Plants 12 and 27.

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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

                          View of Plants 12A and 26.



                             [PHOTO APPEARS HERE]

                              View of Plant 12A.
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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

                               View of Plant 26



                             [PHOTO APPEARS HERE]

                View of site improvements at Plants 12A and 26.
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                                                   SUBJECT PHOTOGRAPHS - REYNOSA
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                             [PHOTO APPEARS HERE]

                    Interior view of warehouse in Plant 12.


                             [PHOTO APPEARS HERE]

                    View of manufacturing area in Plant 12.



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                   [AREA MAP OF REYNOSA PLANT APPEARS HERE]
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                        [REYNOSA PLANT 27 APPEARS HERE]
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                        [REYNOSA PLANT 13 APPEARS HERE]
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                        [REYNOSA PLANT 13 APPEARS HERE]
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                   [REYNOSA PRODUCTION PLANTS APPEARS HERE]
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             [LETTERHEAD OF MARTIN, DROUGHT & TORRES APPEARS HERE]


VIA FEDERAL EXPRESS
-------------------
Mr. Wayne M. Koprowski, Esq.
Legal Department
ZENITH ELECTRONICS CORPORATION
1000 Milwaukee Avenue
Glenview, Illinois 60025

          Re: Real Estate Properties; Partes de Television de Reynosa, S.A. de C.V.; File X1101 and; Electropartes de Matamoros, S.A. de C.V.; File X1053

Dear Wayne:

     At the request of Donna Watzida and in connection with the Real Estate Properties owned by each company enclosed please find the following documents:

                 PARTES DE TELEVISION DE REYNOSA, S.A. DE C.V.
                 ---------------------------------------------

1) Public Deed No. 7890 dated June 13, 1994, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 22818, File 457, dated July 13, 1994, that contains the "Purchase and Sale Agreement" of two Tracts of Land, the first one with a total surface area of 23,105.35 square meters and the second one with a total surface area of 2,000.00 square meters, both in Reynosa, Tamaulipas.

2) Public Deed No. 2091 dated December 19, 1996, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 134046, File 2681, dated December 27, 1996, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 10,000.00 square meters in Reynosa, Tamaulipas.

3) Public Deed No. 2092 dated December 19, 1996, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 134052, File 2682, dated December 27, 1996, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 121,400.00 square meters in Reynosa, Tamaulipas.

4) Public Deed No. 2093 dated December 19, 1996, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 134048, File 2681, dated December 27, 1996, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 19,349.00 square meters in Reynosa, Tamaulipas.

5) Public Deed No. 2094 dated December 19, 1996, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 134054, File 2682, dated December 27, 1996, that contains the

Mr. Wayne M. Koprowski, Esq.
Legal Department
ZENITH ELECTRONICS CORPORATION
Page 2

"Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 29,060.00 square meters in Reynosa, Tamaulipas.

6) Public Deed No. 2265 dated October 21, 1997, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 52958, File 1060, dated February 11, 1998, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 59,543.14 square meters in Reynosa, Tamaulipas.

7) Public Deed No. 2266 dated October 14, 1997, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 53125, File 1063, dated February 13, 1998, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 41,750.00 square meters in Reynosa, Tamaulipas.

                   ELECTROPARTES DE MATAMOROS, S.A. DE C.V.
                   ----------------------------------------

1) Public Deed No. 2095 dated December 19, 1996, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 134053, File 2682, dated December 27, 1996, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 14,203.57 square meters in Matamoros, Tamaulipas.

2) Public Deed No. 2267 dated October 21, 1997, recorded in the Public Registry of Property for the State of Tamaulipas under Section I, Registration No. 52957, File 1060, dated February 11, 1998, that contains the "Termination of a Real Estate Trust" which results in the direct ownership of a Tract of Land with a total surface area of 20,233.55 square meters in Reynosa, Tamaulipas.

     The English versions should be sent to you sometime this week. Should you have any questions please do not hesitate to call me.

                                                  Sincerely Yours;

                                                  /s/ Jorge A. Garcia-Adame
                                                  -------------------------
                                                  JORGE A. GARCIA-ADAME


JAG:et
Enclosures

                                       2
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                                                               QUALIFICATIONS
--------------------------------------------------------------------------------

Michael L. Miller, MAI

Professional Affiliations

     MAI-Member of Appraisal Institute;
     Certificate No. 9664                         (certified through 12/31/97)
     Arizona Certified General Real Estate
     Appraiser No. 30172                          (certified through 08/31/98)
     Nevada Certified General Real Estate
     Appraiser No. 01270                          (certified through 07/31/97)
     Licensed Real Estate Broker - State of
     Texas, 1985 - 1994

Real Estate Experience

     Director, Cushman & Wakefield of Arizona, Inc., Valuation Advisory Services, Phoenix, Arizona. 1994 to present.

     Assistant Vice President, CB Commercial Real Estate Group, Inc., Appraisal Services, Phoenix, Arizona. 1990 to 1994.

     Senior Staff Appraiser, Central Appraisal Corporation, Fort Worth, Texas. 1987 to 1990.

     Senior Fee Appraiser, Dalton Real Estate, Fort Worth, Texas. 1985 to 1987.

     Fee Appraiser, Haygood & Associates, Fort Worth, Texas. 1984 to 1985.

     Commercial Sales Agent and Fee Appraiser, Ray Miller & Associates, Fort Worth, Texas. 1983 to 1984.

     Property Manager, R&J Investments, Forth Worth, Texas, 1980 to 1983.

     Experience encompasses the following types of property:

     Commercial                              Office
     Retail                                  Multifamily Residential
     Residential Subdivisions                Hotel/Motel
     Industrial                              Medical Office
     Recreation/Leisure                      Religious Facilities
     Vacant Land                             Special Use Properties

     Extensive condemnation experience dealing with local and state governments.

     Valuation assignments performed in Washington, Montana, California, Nebraska, New Mexico, Arizona, Texas and Mexico City.

     Real estate consultation on various proposed land use developments.

     Testified and qualified as an expert witness in District, Condemnation and Bankruptcy Court in Texas and Arizona.

                                                               QUALIFICATIONS
--------------------------------------------------------------------------------

MICHAEL L. MILLER, MAI

EDUCATION

     University of Texas, Arlington, Texas: Major - Real Estate. Minor - Economics.

     Courses included Income Property Appraisal, Single Family Appraisal, Real Estate Law, Real Estate Principles, Contemporary Real Estate Issues, Land Development Regional, Real Estate Investment and Investment Analysis.